EXECUTION VERSION






                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                                  COM21, INC.

                                 GADLINE, LTD.,

                                  THE SELLERS

                                   SET FORTH

                                       ON

                                   SCHEDULE A

                                      AND

                                   OFIR ZEMER

                           AS SELLERS' REPRESENTATIVE

                           Dated as of April 18, 2000





                               TABLE OF CONTENTS                        Page

ARTICLE I PURCHASE AND SALE                                              2

   1.1     Purchase and Sale                                             2
   1.2     Additional Consideration                                      3
   1.3     Amendment of Company Option Plan                              5
   1.4     Adjustments to Consideration                                  5
   1.5     Seller Waivers                                                5
   1.6     Withholding Taxes                                             6
   1.7     Fractional Shares                                             6
   1.8     Lost, Stolen or Destroyed Certificates                        6
   1.9     Tax Consequences                                              6
   1.10    Accounting Treatment                                          6
   1.11    Legends                                                       6
   1.12    Lock-Up Agreement                                             7
   1.13    Definitions                                                   9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
PRINCIPAL SELLERS                                                       10

   2.1     Organization of the Company; Subsidiaries                    10
   2.2     Capitalization; Options and Other Rights                     11
   2.3     Authority                                                    13
   2.4     No Conflict                                                  13
   2.5     Consents                                                     14
   2.6     Company Financial Statements                                 14
   2.7     No Undisclosed Liabilities                                   15
   2.8     No Changes                                                   15
   2.9     Tax Matters                                                  17
   2.10    Restrictions on Business Activities                          19
   2.11    Title of Properties; Absence of Liens and Encumbrances;
           Condition of Equipment                                       19
   2.12    Intellectual Property                                        19
   2.13    Company Contracts                                            23
   2.14    Interested Party Transactions                                24
   2.15    Governmental Authorization                                   24
   2.16    Litigation                                                   25
   2.17    Accounts Receivable                                          25
   2.18    Inventory                                                    25
   2.19    Minute Books                                                 26
   2.20    Environmental Matters                                        26
   2.21    Brokers' and Finders' Fees; Third Party Expenses             26
   2.22    Employee Benefit Plan and Compensation                       27
   2.23    Employment Matters                                           27
   2.24    Insurance                                                    28
   2.25    Compliance with Laws                                         29
   2.26    Export Control Laws                                          29
   2.27    Sales Order Backlog                                          29
   2.28    Grants, Incentives and Subsidies                             29
   2.29    Bank Accounts, Letters of Credit and Powers of Attorney      30
   2.30    Warranties; Indemnities                                      30
   2.31    Hart-Scott-Rodino Compliance                                 30
   2.32    Complete Copies of Materials                                 30

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS               31

   3.1     Investment Intent                                            31
   3.2     Ownership of Seller's Shares                                 32
   3.3     Authority                                                    32

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER                  33
   4.1     Organization, Standing and Power                             34
   4.2     Authority                                                    34
   4.3     No Conflict                                                  34
   4.4     Consents                                                     34
   4.5     SEC Reports; Financial Statements                            35
   4.6     Litigation                                                   35
   4.7     Purchaser Common Stock                                       36
   4.8     Brokers' and Finders' Fees                                   36
   4.9     Capitalization: Options and Other Rights                     36
   4.10    No Changes                                                   36
   4.11    Intellectual Property                                        36
   4.12    Purchaser Employee Benefit Plans                             37

ARTICLE V CONDUCT PRIOR TO THE CLOSING                                  37

   5.1     Conduct of Business of the Company                           37
   5.2     No Solicitation                                              41

ARTICLE VI ADDITIONAL AGREEMENTS                                        41

   6.1     Access to Information                                        41
   6.2     Confidentiality                                              42
   6.3     Expenses                                                     42
   6.4     Public Disclosure                                            42
   6.5     Filings and Consents                                         42
   6.6     Reasonable Efforts                                           42
   6.7     Notification of Certain Matters                              43
   6.8     Additional Documents and Further Assurances                  43
   6.9     Granting of Purchaser Options                                43
   6.10    Employee Benefit Plans                                       44
   6.11    Registration Rights                                          45
   6.12    Sellers' Tax Liability                                       46
   6.13    Treatment as Reorganization                                  46
   6.14    Office of the Chief Scientist                                46
   6.15    Nasdaq National Market Listing                               46
   6.16    Transaction Agreements                                       46
   6.17    Invention Assignment Agreements                              46
   6.18    Offering Circular                                            46
   6.19    Dissenting Shareholders                                      47
   6.20    Alternative Structure                                        48
   6.21    Interim Financing                                            48

ARTICLE VII CLOSING CONDITIONS                                          49

   7.1     Conditions to Obligations of Each Party to Effect the
           Share Purchase                                               49
   7.2     Conditions to the Obligations of Purchaser                   49
   7.3     Conditions to Obligations of the Company and the Sellers	52

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW         53

   8.1     Survival of Representations, Warranties and Covenants        53
   8.2     Indemnification                                              54
   8.3     Escrow Arrangements                                          54
   8.4     Sellers' Representative                                      58
   8.5     Maximum Payments; Remedy                                     59

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER                            59

   9.1     Termination                                                  59
   9.2     Effect of Termination                                        60
   9.3     Amendment                                                    61
   9.4     Extension; Waiver                                            61

ARTICLE X GENERAL PROVISIONS                                            61

   10.1    Notices                                                      61
   10.2    Interpretation                                               63
   10.3    Counterparts                                                 63
   10.4    Entire Agreement; Assignment                                 63
   10.5    Severability                                                 63
   10.6    Other Remedies                                               63
   10.7    Binding Effect                                               63
   10.8    Governing Law; Arbitration                                   63
   10.9    Rules of Construction                                        64

                               INDEX OF SCHEDULES
Schedule	Description

Schedule A	Allocation of Consideration
Schedule B	Company Options
Company Disclosure Schedule
Purchaser Disclosure Schedule


                                INDEX OF EXHIBITS

Exhibit         Description

Exhibit A-1	List of Key Employees
Exhibit A-2	Form of Founder/Executive Employment and Non-Competition
                Agreement
Exhibit A-3	Form of Employment and Non-Competition Agreement
Exhibit B	Form of Principal Seller Shareholder Agreement
Exhibit C	VIVID System Test Acceptance Plan
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F-1	Form of Invention Assignment Agreement
Exhibit F-2	Form of Electronic and Telephonic
                Communications System Policy Agreement
Exhibit G-1	Form of Legal Opinion of Skadden, Arps, Slate, Meagher &
                Flom LLP
Exhibit G-2	Form of Legal Opinion of Fischer, Behar, Chen & Co.
Exhibit H-1	Form of Legal Opinion of Wilson Sonsini Goodrich & Rosati
Exhibit H-2	Form of Legal Opinion of Yigal, Arnon & Co.
Exhibit I	Notice of Offer
Exhibit J	Form of Notice of Amendment and Substitution




THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of April 18, 2000, by and among COM21, INC., a Delaware corporation ("Purchaser"), GADLINE, LTD., a company organized under the laws of Israel (the "Company"), each of the Persons set forth on Schedule A to this Agreement (each, a "Seller", and collectively, the "Sellers"), and Ofir Zemer as Sellers' Representative (the "Sellers' Representative").

                                   RECITALS

A.	The Company is engaged principally in the development, manufacturing and marketing of advanced cable broadband solutions.

B.	The Sellers signatory to this Agreement as of the date hereof collectively own not less than seventy-five percent (75%) of the issued and outstanding Ordinary Shares, NIS 0.5 nominal value per share (the "Ordinary Shares") of the Company. Each Seller's Ordinary Shares are referred to in this Agreement as such "Seller's Shares" and collectively as the "Sellers' Shares."

C.	The Boards of Directors of each of Purchaser and the Company believe it is in the best interests of each company and its respective stockholders or shareholders, as applicable, that Purchaser acquire the Company through the share purchase (the "Share Purchase") contemplated by this Agreement, and in furtherance thereof, have approved this Agreement and the Share Purchase contemplated hereby, and Purchaser desires to acquire all of the Sellers' Shares and each of the Sellers desires to sell such Seller's Shares to Purchaser.

D.	The Company, the Sellers and Purchaser desire to make certain representations and warranties and other agreements in connection with the transactions contemplated hereby.

E.	Purchaser and the Company wish to make certain adjustments to the rights of Company Option Holders (as defined below) under the Company's 1999 Key Employee and Consultants Share Option Plan (the "Company Option Plan"), providing that subject to the closing of the transactions contemplated by this Agreement, the Company Option Holders shall upon the exercise of each option to purchase one Ordinary Share (each a "Company Option" and collectively the "Company Options") receive shares of Purchaser Common Stock (as defined below) in lieu of Ordinary Shares, all as provided for herein.

F.	As an inducement to Purchaser to enter into this Agreement,
(i) David Cohen, Gidon Tahan and Larry Rubin (the "Founders/Executives") have agreed to enter into Founder/Executive Employment and Non-Competition Agreements with the Company in the form attached as Exhibit A-2 hereto, (ii) the key employees of the Company listed on Exhibit A-1 attached hereto (the "Key Employees") have agreed to enter into Employment and Non-Competition Agreements with the Company in the form attached as Exhibit A-3 hereto, and (ii) David Cohen and Gidon Tahan (the "Principal Sellers") have entered into a Principal Seller Shareholder Agreement in the form attached as Exhibit B hereto.

G. For accounting purposes, it is intended that the transaction contemplated by this Agreement be treated as a "purchase."

H. The parties intend, for U.S. federal income tax purposes, that the Share Purchase shall constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The Sellers intend to apply to the Israel Tax Commission for a tax pre-ruling which will defer the obligation to pay Israeli capital gains tax until the earlier of: (a) the sale of Purchaser Common Stock by each Seller or
(b) the second anniversary of the Closing Date (the "Israeli Tax
Ruling").

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I
                               PURCHASE AND SALE

1.1 Purchase and Sale.
Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), each Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from each Seller, such Seller's Shares, in each case, free and clear of all liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens"). The closing of the purchase and sale of the Sellers' Shares (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, One Market, Spear Street Tower, San Francisco, California at 10:00 a.m., as soon as practicable, but not later than three business days, after all the conditions set forth in Article VII hereof have been satisfied or waived, or on such other date, time and place as the parties may mutually agree (the "Closing Date"). At the Closing, the Sellers shall cause the Company to deliver to Purchaser one or more instruments representing the Sellers' Shares, including share transfer deeds executed by each Seller with respect to the Ordinary Shares being transferred by such Seller, and Purchaser shall issue and deliver an aggregate of 2,450,000 shares (the "Initial Consideration") of Common Stock, par value $0.001 per share, of Purchaser ("Purchaser Common Stock"), less (i) the number of shares of Purchaser Common Stock reserved for issuance upon exercise of all outstanding vested Company Options and fifty percent (50%) of all outstanding unvested Company Options (the "Reserved Option Shares") in accordance with the column in Schedule B captioned "Initial Consideration" and (ii) the Escrow Shares (as defined below) applicable to the Initial Consideration, to the Sellers' Representative for distribution to the Sellers in accordance with the column in Schedule A captioned "Initial Consideration." Ten percent (10%) of the shares of Purchaser Common Stock otherwise issuable to the Sellers' Representative at the Closing shall be withheld and deposited with the Escrow Agent (such shares, together with any additional shares of Purchaser Common Stock deposited with the Escrow Agent pursuant to Section 1.2 and the Founders' Escrow Shares deposited with the Escrow Agent pursuant to the next sentence, being referred to herein as the "Escrow Shares"), which Escrow Shares shall be held in accordance with Article VIII hereof. In addition, 5,000 of the shares of Purchaser Common Stock otherwise issuable to each of the Principal Sellers (or to the Sellers' Representative for distribution to the Principal Sellers) at the Closing shall be withheld and deposited with the Escrow Agent (the "Founders' Escrow Shares"), which Escrow Shares shall be held in accordance with
Article VIII hereof. The transfer of shares of Purchaser Common Stock as set forth herein shall be made by Purchaser to the Sellers' Representative on the Closing Date. Each Seller shall receive a share certificate in its name for all of the shares of Purchaser Common Stock to be issued to such Seller, other than the Escrow Shares. The shares of Purchaser Common Stock issued as Initial Consideration shall be subject to the transfer restrictions described in Section 1.12 and to
Article VIII. The number of shares of Purchaser Common Stock to be issued as Initial Consideration hereunder shall be reduced by the aggregate number of shares of Purchaser Common Stock to be reserved for issuance to each holder of Ordinary Shares, Company Debentures and Company Purchase Rights who did not execute this Agreement as a Seller hereunder (each, an "Other Shareholder") on or prior to the Closing, equal to the aggregate number of shares of Purchaser Common Stock set forth across from each Other Shareholder's name on Schedule A. Each reference in this Section 1.1 to Schedule A and Schedule B shall refer to such Schedules as amended as of the Closing Date in accordance with
Section 2.2 hereof.

1.2 Additional Consideration.
The Sellers and the Other Shareholders shall be entitled to receive from Purchaser additional consideration ("Additional Consideration") as calculated in accordance with this Section 1.2.

(a) Completion of VIVID System Development. If on or prior to
September 30, 2000 the Company shall have completed the development of its VIVID System such that the VIVID System meets or exceeds the performance standards set forth in the test acceptance plan attached hereto as Exhibit C (the "Test Acceptance Plan"), then Purchaser shall issue and deliver an aggregate of 210,000 shares (the "First Milestone Shares") of Purchaser Common Stock, less (i) the Reserved Option Shares in accordance with the column in Schedule B captioned "Additional Consideration - First Milestone Shares" and (ii) the Escrow Shares applicable to the First Milestone Shares determined as set forth in paragraph (c) below, to the Sellers' Representative for distribution pursuant to paragraph (c) below not later than ten (10) business days after the VIVID System shall have satisfied the Test Acceptance Plan as set forth above. The determination of whether the VIVID System shall have satisfied the Test Acceptance Plan shall be made by the mutual agreement of Purchaser and the Sellers' Representative in the good faith exercise of their reasonable judgement within fourteen days of notice by the Sellers' Representative that such development has been completed. In the event that the Purchaser and Sellers' Representative are unable to reach agreement with respect to the development of the VIVID System after good faith negotiation, either Purchaser or the Sellers' Representative may demand arbitration of the matter in accordance with the provisions set forth in Section 8.3(f) (ii) and (iii) hereof.

(b) Shipment of VIVID System. If (i) on or prior to December 31, 2000 the Company shall have recognized revenue in accordance with generally accepted accounting principles consistently applied in the United States ("U.S. GAAP") in connection with the shipment of a VIVID System to one bona fide customer, and (ii) on or prior to February 28, 2001 the Company shall have recognized revenue in accordance with U.S. GAAP in connection with the shipment of a VIVID System to a second bona fide customer, then Purchaser shall issue and deliver an aggregate of 140,000 shares (the "Second
Milestone Shares") of Purchaser Common Stock, less (i) the Reserved
Option Shares in accordance with the column in Schedule B captioned "Additional Consideration - Second Milestone Shares" and (ii) the Escrow Shares applicable to the Second Milestone Shares determined as set forth in paragraph (c) below, to the Sellers' Representative for distribution pursuant to paragraph (c) below not later than ten (10) business days after such second shipment.

(c) Each payment of Additional Consideration shall be paid by the Purchaser by (i) issuing the shares of Purchaser Common Stock constituting such payment of Additional Consideration to the Sellers' Representative for distribution to the Sellers in accordance with the column in Schedule A captioned "Additional Consideration - First Milestone Shares" or "Additional Consideration - Second Milestone Shares", as applicable, (ii) issuing the shares of Purchaser Common Stock constituting such payment of Additional Consideration to the Sellers' Representative for distribution to any holder of shares of Purchaser Common Stock issued upon exercise of Company Options in accordance with the column in Schedule B captioned "Additional Consideration - First Milestone Shares" or "Additional Consideration - Second Milestone Shares", as applicable, (iii) reserving for issuance upon exercise of unexercised Company Options the shares of Purchaser Common Stock constituting such payment of Additional Consideration to be issued upon exercise of such Company Option in accordance with the column in Schedule B captioned "Additional Consideration - First Milestone Shares" or "Additional Consideration - Second Milestone Shares", as applicable, and (iv) depositing an aggregate of ten percent (10%) of the shares of Purchaser Common Stock otherwise issuable to the Sellers' Representative in connection with such payment of Additional Consideration with the Escrow Agent. The transfer of shares of Purchaser Common Stock as set forth herein shall be made by Purchaser to the Sellers' Representative on the applicable date of payment as set forth in paragraph (a) or (b), above. Each Seller shall receive a share certificate in its name for all of the shares of Purchaser Common Stock to be issued to such Seller, other than those shares deposited with the Escrow Agent. The shares of Purchaser Common Stock issued as Additional Consideration shall be subject to the transfer restrictions described in Section 1.12 and to
Article VIII. The number of shares of Purchaser Common Stock to be issued as Additional Consideration hereunder shall be reduced by the number of shares of Purchaser Common Stock to be reserved for issuance to Other Shareholders, equal to the aggregate number of shares of Purchaser Common Stock set forth across from each Other Shareholder's name on Schedule A. Any Reserved Option Shares that are reserved for issuance to holders of unvested Company Options upon satisfaction of the milestones described in Sections 1.2(a) and 1.2(b) above that are not so issued as a result of the lapse, repurchase or other expiration or termination of such Company Options shall be distributed to the Sellers' Representative for distribution to the Sellers pro rata. Each reference in this Section
1.2 to Schedule A and Schedule B shall refer to such Schedules as amended as of the Closing Date in accordance with Section 2.2 hereof.

(d) After the Closing Date, Purchaser shall not knowingly take any action that would materially and adversely affect the ability of the Company to satisfy the conditions precedent to the payment of Additional Consideration as set forth in paragraphs (a) and (b) above, provided, however, that Purchaser shall not be required to provide any capital or financing to the Company in excess of the amounts reflected in the budget for the development of the VIVID System, a copy of which is attached as
Section 1.2 to the Company Disclosure Schedule.

1.3 Amendment of Company Option Plan.
There are currently outstanding and unexercised vested and unvested Company Options issued by the Company to employees, directors and consultants listed in Schedule B attached hereto (the "Company Option Holders"). The names of all of the Company Option Holders and the number of Ordinary Shares covered by each Company Option are set forth on Schedule B. Immediately before the Closing, the Company shall amend the Company Option Plan to provide, inter alia, that, each Company Option shall continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Closing (including, without limitation, any repurchase rights or vesting provisions), except that
(i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Purchaser Common Stock equal (x) to the product of the number of Ordinary Shares that were issuable upon exercise of such Company Option immediately prior to the Closing multiplied by the amount obtained by dividing 2,450,000 by the sum of (i) the aggregate number of Ordinary Shares issued and outstanding immediately prior to the Closing, plus
(ii) the Reserved Option Shares (such amount being referred to herein as the "Exchange Ratio"), rounded down to the nearest whole number of shares of Purchaser Common Stock, plus (y) if such Company Option shall be exercised after the date of issuance of the First Milestone Shares or Second Milestone Shares, as applicable, the number of additional shares of Purchaser Common Stock in accordance with the column in Schedule B captioned "Additional Consideration - First Milestone Shares" or "Additional Consideration - Second Milestone Shares", as applicable and
(ii) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per Ordinary Share at which such Company Option was exercisable immediately prior to the Closing by the Exchange Ratio, rounded to the nearest whole cent. Each reference in this Section 1.3 to Schedule B shall refer to such Schedule as amended as of the Closing Date in accordance with Section 2.2 hereof.

1.4 Adjustments to Consideration.
The number of shares of Purchaser Common Stock to be issued as part of the Initial Consideration, Additional Consideration, if any, and upon exercise of each Company Option shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Purchaser Common Stock occurring on or after the date hereof and prior to the Closing.

1.5 Seller Waivers.
Each Seller hereby waives and releases, effective as of the Closing, any and all rights, claims and causes of action assertable against the Company in respect of its ownership of any securities of the Company and any and all agreements related to their interest as a securityholder of the Company between such Seller and the Company, any and all rights, claims and causes of action assertable against any other Seller in respect of any rights of first refusal, preemptive or similar rights related to any securities of the Company and any and all agreements related to their interest as a securityholder of the Company between such Seller and any other Seller, which agreements shall automatically terminate as of the Closing Date. The shares of Purchaser Common Stock paid in respect of the surrender for exchange of Ordinary Shares in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Ordinary Shares.

1.6 Withholding Taxes.
Any amounts payable to any Seller pursuant to this Article I shall be subject to, and reduced by an amount equal to, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of such Seller) in connection with the acquisition of such Seller's Shares, upon the exercise of Company Options, upon the lapsing of repurchase rights in respect of Ordinary Shares, or upon payment of a bonus in the form of Ordinary Shares, if any, to such Seller.

1.7 Fractional Shares.
No fraction of a share of Purchaser Common Stock will be issued, but in lieu thereof, each Seller who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock to be received by such Seller) shall be entitled to receive from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Purchaser Stock Price.

1.8 Lost, Stolen or Destroyed Certificates.
In the event any certificates evidencing Ordinary Shares shall have been lost, stolen, destroyed or not otherwise issued, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof the consideration required pursuant to Article I hereof; provided, however, that Purchaser may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the shareholder to whom a certificate was not issued or who is the owner of such lost, stolen or destroyed certificates to enter into a customary indemnification agreement with Purchaser, pursuant to which such shareholder shall agree to indemnify Purchaser and its transfer agent against any claim that may be made against Purchaser or its transfer agent with respect to the certificates alleged to have been lost, stolen, destroyed, or never issued.

1.9 Tax Consequences.
It is intended by the parties hereto that the Share Purchase shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The Sellers intend to apply for the Israeli Tax Ruling.

1.10 Accounting Treatment.
For accounting purposes, the transaction contemplated by this Agreement is intended to be treated as a "purchase."

1.11 Legends.
The shares of Purchaser Common Stock to be issued as Initial
Consideration and Additional Consideration, if any, shall be issued in a private placement as "restricted securities" as defined under Rule 144 of the Securities Act and will be subject to the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS
(A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, OR (B) A VALID EXEMPTION THEREFROM AND THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SHARE PURCHASE AGREEMENT DATED AS OF APRIL 18, 2000 [AND A
PRINCIPAL SELLER SHAREHOLDER AGREEMENT DATED] AS OF APRIL 18, 2000], A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY."

The legend set forth in the first paragraph above shall be removed from the certificate representing shares of Purchaser Common Stock at the request of the holder thereof at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act, and each such request shall be accompanied by the favorable opinion of legal counsel, reasonably satisfactory to Purchaser, concerning compliance with the conditions of Rule 144(k). Purchaser agrees that it will not unreasonably require an opinion of counsel for any transfer made pursuant to Rule 144 under the Securities Act. The legend set forth in the second paragraph above shall be removed from the certificate representing shares of Purchaser Common Stock at the request of the holder thereof at such time as the restrictions set forth in this Agreement or, if applicable, the Principal Seller Shareholder Agreement, expire. In addition, Purchaser may place on the certificates representing shares of Purchaser Common Stock issued as Initial Consideration and Additional Consideration, if any, other legends required by applicable law.

1.12 Lock-Up Agreement.
(a) Each Seller that is an officer, employee or consultant of the Company immediately following the Closing (an "Employee Seller") agrees that it will not directly or indirectly, (i) offer, sell, assign, transfer, encumber, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of, other than by operation of law, any Purchaser Shares (as defined below) or any securities convertible into or exercisable or exchangeable for Purchaser Shares or publicly disclose the intention to make any such offer, sale, assignment, transfer, pledge, grant or disposal; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Purchaser Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Purchaser Shares, such other securities, in cash or otherwise, until the earlier to occur of (x) the date that is six months after the effective date of the Registration Statement (as defined below) and (y) the eight (8) month anniversary of the Closing Date (provided that the Registration Statement is then effective) provided that fifty percent (50%) of the Purchaser Shares received by such Purchaser shall be released from this restriction on the effective date of the Registration Statement.

(b) Each Seller that is not an Employee Seller (a "Non-Employee Seller") agrees that it will not directly or indirectly, (i) offer, sell, assign, transfer, or otherwise dispose of, other than by operation of law, more than fifty percent (50%) of the Purchaser Shares, whether any such transaction is to be settled by delivery of Purchaser Shares, such other securities, in cash or otherwise, until the earlier to occur of (x) the date that is six months after the effective date of the Registration Statement (as defined below) and (y) the eight (8) month anniversary of the Closing Date.

(c) None of the above provisions shall be deemed to prohibit any Seller from exercising a Company Option or, in the case of any Non-Employee Seller, from entering into bona fide hedge or "collar" transactions. Notwithstanding the foregoing, each Seller shall be permitted to transfer
(i) Purchaser Shares or securities convertible into or exercisable or exchangeable for Purchaser Shares in a gratuitous transfer (including a transfer into a registered retirement savings plan) so long as the recipient of such securities executes a written agreement stating that such recipient will be bound by the provisions of this Agreement and
(ii) shares of Purchaser Common Stock purchased on or after the date hereof in the open market or pursuant to Purchaser Options (as defined below). In addition, if the Seller is a corporation, partnership, limited liability company or other entity, the Seller shall be permitted during the period set forth above to transfer such securities to any Person that controls the Seller, that is controlled by the Seller, or that is under common control with the Seller, so long as the recipient of such securities executes a written agreement stating that it will be bound by the provisions of this Agreement.

1.13 Definitions.
For all purposes of this Agreement, the following terms shall have the following respective meanings:

"Knowledge" shall mean (i) with respect to the Company, the actual knowledge of David Cohen, Larry Rubin, Aharon Sabato, Walter Shalev, Gidon Tahan, Ido Zalel and Levy Ilan, and with respect to Purchaser, the actual knowledge of Peter D. Fenner, David L. Robertson, William J. Gallagher, Buck J. Gee, Michael F. Gordon, Ron Foster, Timothy I. Miller, Paul Gordon, John Pickens and Nick Berberi and, as applicable, each party's directors, provided that such Persons shall have made reasonable due and diligent inquiry of those employees and contract workers of the Company or Purchaser, as applicable, whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented and (ii) with respect to any Seller, the actual knowledge of such Seller.

"Material Adverse Effect" shall mean, with respect to the Company or the Purchaser, any change, event or effect that is materially adverse (measured in relation to the value of such party's outstanding equity) to the business, assets (including intangible assets), financial condition, results of operations, prospects or capitalization of such entity and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a "Material Adverse Effect": (a) any effect primarily resulting from or attributable to (i) the effect of the public announcement, pendency or consummation of this Agreement and the transactions contemplated hereby on the current or prospective customers or suppliers of such party; (ii) changes in general industry or worldwide economic conditions that affect such Person (or the markets in which such Person competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which such Person competes; or (iii) changes in U.S. GAAP; and (b) in the case of Purchaser, a decrease in Purchaser's stock price or the failure to meet or exceed Wall Street research analysts' or Purchaser's internal earnings or other estimates or projections.

"NIS" shall mean New Israeli Shekels, the lawful currency of the State of Israel.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Purchaser Stock Price" shall mean $45.44375.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF
                    THE COMPANY AND THE PRINCIPAL SELLERS

The Company hereby represents and warrants to Purchaser, and each of the Principal Sellers hereby severally but not jointly represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Company to Purchaser (the "Company Disclosure Schedule") and dated as of the date hereof, that on the date hereof and as of the Closing (other than the representations and warranties of the Company as of a specified date, which will be true and correct as of such date) as though made at the Closing as follows:

2.1 Organization of the Company; Subsidiaries.
(a) The Company is a corporation duly organized and validly existing under the laws of Israel. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign or licensed corporation in each jurisdiction in which it conducts business, except where the failure to so qualify or be licensed would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered a true and correct copy of its Memorandum of Association and Articles of Association, each as amended to date and in full force and effect on the date hereof, to Purchaser. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(b) Other than GADline Europe GmbH (the "Subsidiary"), the Company does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity. Neither the Company nor the Subsidiary has agreed to make, and is not bound by any Contract (as defined below) under which it is or may become obligated to make, any future investment in or capital contribution to any corporation, partnership, joint venture or other business, association or entity. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Subsidiary is duly qualified or licensed to do business and in good standing as a foreign or licensed corporation in each jurisdiction in which it conducts business, except where the failure to so qualify would not have a Material Adverse Effect on the Company. The Company has delivered a true and correct copy of the organizational documents of the Subsidiary, each as amended to date and in full force and effect on the date hereof, to Purchaser. Except for securities the Company owns free and clear of all Liens, options, right of first refusals or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through the Subsidiary, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of the Subsidiary, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Section 2.1 of the Company Disclosure Schedule sets forth all of the offices of the Company located outside of the State of Israel.

2.2 Capitalization; Options and Other Rights.
(a) The authorized share capital of the Company is NIS 5,000,000, consisting of 10,000,000 Ordinary Shares NIS 0.5 nominal value per share, of which 6,414,949 shares are issued and outstanding as of the date hereof. Schedule A attached hereto (which may be amended as set forth below) sets forth (i) for each outstanding Ordinary Share, the name of the holder of such Ordinary Share, the domicile address of such holder, and the number of Ordinary Shares held by such holder, (ii) for the convertible debenture issued to Private Equity Bridge Invest Ltd. on July 13, 1999 (the "Company Convertible Debenture"), the name of the holder of such Company Convertible Debenture, the domicile address of such holder, and the number of Ordinary Shares issuable upon conversion of the Company Convertible Debenture held by such holder, and (iii) for the rights to purchase or otherwise acquire Ordinary Shares from the Company pursuant to those certain Purchase and Sale Agreements, dated as of April 20, 1999, June 29, 1999 and October 5, 1999, between the buyers party thereto and the Company (the "Company Purchase Rights"), the name of the holders of such Company Purchase Rights, the domicile address of such holders, and the number of Ordinary Shares issuable upon exercise of the Company Purchase Rights held by such holder, in each case as such information appears on the Company's records as of the date hereof. The Company and the Principal Sellers do not have any reason to believe that such information is not accurate. The Company shall notify Purchaser on the Closing Date if the information set forth on Schedule A is not accurate in all respects as of the Closing and shall submit an amended Schedule A based on the actual number of Ordinary Shares and the holders thereof on the Closing Date; provided, that any such amended Schedule A shall not reflect any increase in the number of outstanding Ordinary Shares other than any Ordinary Shares which may be issued after the date of this Agreement upon the exercise of any Company Stock Options disclosed on Schedule B or upon the conversion of the Company Convertible Debenture or upon exercise of the Company Purchase Rights. No Ordinary Shares are held in treasury by the Company or the Subsidiary. As of the date hereof, an indeterminate number of Ordinary Shares are reserved for issuance upon conversion of the Company Convertible Debenture and 624,733 Ordinary Shares are reserved for issuance upon exercise of the Company Purchase Rights. Under the Company Option Plan various Company Option Holders have rights to acquire Ordinary Shares. As of the date hereof, the total number of Company Options granted under the Company Option Plan is 746,820 Company Options to acquire 746,820 Ordinary Shares.
Schedule B attached hereto (which may be amended as set forth below) sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of such holder, the number of Ordinary Shares issuable upon the exercise of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option will be accelerated by the transactions contemplated by this Agreement, and whether such option is intended to qualify as an eligible option as defined in
Section 102 of the Israeli Income Tax Ordinance (New Version), as amended. The Company shall notify Purchaser on the Closing Date if the information set forth on Schedule B is not accurate in all respects as of the Closing and shall submit an amended Schedule B based on the actual number of Company Options and the holders thereof on the Closing Date; provided, that any such amended Schedule B shall not reflect any increase in the number of outstanding Company Options other than any Company Options which may be issued after the date of this Agreement in accordance with Section 5.1 hereof.

(b) All the Ordinary Shares, and all outstanding shares of capital stock of the Subsidiary, have been duly and validly authorized and issued and are fully paid and nonassessable and any Ordinary Share when issued in accordance with the terms of the Company Option Plan, share option or similar agreement to which the Company is a party or upon conversion of the Company Convertible Debenture or upon exercise of the Company Purchase Rights will be duly and validly authorized and issued and fully paid and nonassessable. None of the Ordinary Shares has been issued, and none of the Ordinary Shares when issued in accordance with the terms of the Company Option Plan, share option or similar agreement to which the Company is a party or upon conversion of the Company Convertible Debenture or upon exercise of the Company Purchase Rights will be issued, in violation of the preemptive rights of any shareholder of the Company. The Ordinary Shares, and the outstanding shares of capital stock of the Subsidiary, were issued, and the Ordinary Shares to be issued upon exercise of the Company Options, share option or similar agreement to which the Company is a party or upon conversion of the Company Convertible Debenture or upon exercise of the Company Purchase Rights will be issued, in compliance with all applicable laws and regulations. Except for the Company Option Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any Person. There are no declared or accrued but unpaid dividends with respect to any Ordinary Shares. The Company has no other share capital authorized, issued or outstanding.

(c) Except for the Company Options, the Company Convertible Debenture and the Company Purchase Rights, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever, written or oral to which the Company or the Subsidiary is a party or by which it is bound obligating the Company or the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the share capital of the Company or the Subsidiary or obligating the Company or the Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, nor are there any outstanding securities of the Company or the Subsidiary or any other entity which are convertible into or exchangeable for other securities of the Company or the Subsidiary, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Company or the Subsidiary any securities so convertible or exchangeable. There are no options outstanding under the Company's 1997 Share Option Plan. There are no outstanding or authorized share appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or the Subsidiary. There are no voting trusts, proxies, agreements or understandings with respect to the voting of the Ordinary Shares.

(d) As of the date of this Agreement, not less than seventy-five (75%) of the issued and outstanding Ordinary Shares are owned by the Sellers. After giving effect to the consummation of the transactions contemplated hereby, including the waiver, exercise or expiration of the Company Purchase Rights and the conversion of the Company Convertible Debenture into Ordinary Shares, and the amendment to the Company Option Plan whereby Company Option Holders will receive shares of Purchaser Common Stock on the exercise of their Company Options, and subject to Section
6.20 hereof, Purchaser will own not less than ninety percent (90%) of the issued and outstanding Ordinary Shares.

2.3 Authority.
The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the transactions contemplated hereby. This Agreement has been unanimously approved by the Board of Directors of the Company, which constitutes all necessary corporate or other action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.4 No Conflict.
The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Memorandum of Association and Articles of Association of the Company or the organizational documents of the Subsidiary, (ii) any material mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a "Contract" and collectively the "Contracts") to which the Company or the Subsidiary or any of their respective properties or assets (including intangible assets), is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation which, to the Company's Knowledge, is applicable to the Company or the Subsidiary or any of their respective properties (tangible and intangible) or assets except, in the case of clauses (ii) or (iii), to the extent any such Conflicts could not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Share Purchase or otherwise materially impair the ability of the parties hereto to perform their obligations under this Agreement.

2.5 Consents.
No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") or any third party, including a party to any agreement with the Company or the Subsidiary (so as not to trigger any Conflict), is required by or with respect to the Company or the Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) (w) an exemption from the Israel Securities Authorization from the obligation to publish a prospectus in the manner required pursuant to the laws of the State of Israel in connection with the issuance pursuant to this Agreement of the Purchaser Common Stock to the Sellers and the grant of the Purchaser Options (the "ISA Exemption"); (x) the approval of the Investment Center for the purchase of the Ordinary Shares pursuant to the provisions of the Encouragement of Capital Investment Law and the approvals issued to the Company pursuant thereto; (y) the approval of the Office of the Chief Scientist to the transactions contemplated hereby; and (z) the approval of the Israeli Tax Commission for the amendment to the Company Option Plan pursuant hereto (collectively, the "Israeli Regulatory Approvals," which regulatory approvals or exemptions shall be obtained from one or more Israeli government offices or agencies), (iii) the filing by the Principal Sellers and Purchaser of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) any consent, waiver, approval, order or authorization the failure of which to obtain, and any registration, declaration or filing the failure of which to make, could not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Share Purchase or otherwise materially impair the ability of the parties hereto to perform their obligations under this Agreement.

2.6 Company Financial Statements.
Section 2.6 of the Company Disclosure Schedule sets forth the audited consolidated balance sheet of the Company as of December 31, 1999, and the related audited consolidated statements of income, cash flow and shareholders' equity for the twelve (12) month periods ended December 31, 1999 (the "Financials"). The Financials are correct and complete in all material respects and have been prepared in accordance with U.S. GAAP on a basis consistent throughout the periods indicated and consistent with each other. The Financials present fairly in all material respects, the consolidated financial condition, operating results and cash flows of the Company and the Subsidiary as of the dates and during the periods indicated therein. The audited consolidated balance sheet of the Company as of December 31, 1999 is referred to hereinafter as the "Current Balance Sheet."

2.7 No Undisclosed Liabilities.
The Company and the Subsidiary have no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other required to be reflected in financial statements in accordance with U.S. GAAP, which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) except as expressly permitted by Section 5.1 hereof, has not arisen in the ordinary course of business consistent with past practices since December 31, 1999.

2.8 No Changes.
Since December 31, 1999, and except as expressly permitted by
Section 5.1 hereof, there has not been, occurred or arisen any:

(a) material transaction by the Company or the Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the Memorandum of Association and Articles of Association of the Company;

(c) capital expenditure or commitment by the Company or the Subsidiary exceeding $50,000 individually or $500,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $20,000 in any one case, or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction of liabilities in the ordinary course of business;

(e) destruction of, damage to or loss of any material assets of the Company or the Subsidiary (whether or not covered by insurance);

(f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the Subsidiary other than as required by U.S. GAAP;

(g) change in any material election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(h) revaluation by the Company or the Subsidiary of any of their respective assets;

(i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Ordinary Shares, or any split, combination or reclassification in respect of any Ordinary Shares, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Ordinary Shares, or any direct or indirect repurchase, redemption, or other acquisition by the Company or the Subsidiary of any Ordinary Shares (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except for the issuance of Ordinary Shares in accordance with the agreements evidencing Company Options set forth in Schedule B or upon conversion of the Company Convertible Debenture or upon exercise of the Company Purchase Rights;

(j) increase in the salary or other compensation payable or to become payable by the Company or the Subsidiary to any Person who is one of the Company's or the Subsidiary's officers, directors, employees, contract workers, advisors or consultants as of the date hereof, or the declaration, payment or commitment or obligation of any kind for the payment by the Company or the Subsidiary of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(k) other than in the ordinary course of business, any termination, extension, amendment or modification of the terms of any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company or the Subsidiary is a party or by which either of them or any of their respective assets are bound;

(l) sale, lease, license (outside of the ordinary course of business) or other disposition of any of the material assets or material properties of the Company or the Subsidiary, or the creation of any Lien on any such material asset or material property, except (i) Liens reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and
(iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby (collectively, "Permitted Liens");

(m) loan by the Company or the Subsidiary to any Person, incurring by the Company or the Subsidiary of any indebtedness for borrowed money, guaranteeing by the Company or the Subsidiary of any indebtedness for borrowed money, issuance or sale of any debt securities of the Company or the Subsidiary or guaranteeing of any debt securities of others, except for advances to employees or contract workers for travel and business expenses and customer accounts receivable, in each case in the ordinary course of business consistent with past practices;

(n) waiver or release of any right or claim of the Company or the Subsidiary, including any write-off or other compromise of any account receivable of the Company or the Subsidiary except in the ordinary course of business;

(o) written or, to the Company's and the Principal Sellers' Knowledge, oral notice of any claim or potential claim of ownership by any Person other than the Company or the Subsidiary of the Company Intellectual Property (as defined below) owned by the Company or the Subsidiary or of infringement by the Company or the Subsidiary of any other Person's Intellectual Property (as defined below);

(p) issuance or sale, or contract to issue or sell, by the Company of any Ordinary Shares or securities convertible into, or exercisable or exchangeable for, Ordinary Shares, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Ordinary Shares upon the exercise thereof;

(q) other than in the ordinary course of business (which shall exclude exclusive licenses or arrangements), (i) sale or license of any Company Intellectual Property or entering into of any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person, or (ii) purchase or license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any Person, (iii) agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company or the Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or the Subsidiary;

(r) agreement or modification to agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company or the Subsidiary outside of the ordinary course of business;

(s) application for a grant from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade, or any other grant from any other Government Entity or otherwise;

(t) any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company; or

(u) agreement by the Company or the Subsidiary or any officer, employees or contract worker on behalf of the Company or the Subsidiary to do any of the things described in the preceding clauses (a) through (t) of this
Section 2.8 (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

2.9 Tax Matters.
(a) For the purposes of this Agreement, the term "Tax" or "Taxes" (including, with correlative meaning, "Taxable") shall mean all taxes, levies, impositions, withholdings, charges, fees or other assessments, imposed by Israel, the United States or any other state or country (including, but not limited to, taxes based upon or measured by gross receipts, net worth or capital stock, income, profits, sales, use or occupation, value added, ad valorem, transfer, conveyance, franchise, withholding, payroll, social security, employment or employment related tax, excise, property, municipal and other taxes), together with all interest, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts, and the term "Tax Returns" shall mean all Tax returns, reports and forms (including withholding Tax Returns) for a Taxable period required to be filed by any applicable U. S., Israeli or other federal, state or local Tax statute, law, ordinance, rule or regulation ("Tax Law") or Governmental Entity.

(b) The Company or any consolidated, or unitary group of which the Company or the Subsidiary is or has been a member have timely filed (after giving effect to any validly granted extensions) all Tax Returns required to filed by applicable Tax Laws, and all such Tax Returns are complete and correct in all material respects. The Company and the Subsidiary have timely paid (after giving effect to any validly granted extensions) all Taxes due with respect to the Taxable periods covered by such Tax Returns and all other material Taxes, and the Current Balance Sheet reflects an adequate reserve for all Taxes payable by the Company and the Subsidiary for all Taxable periods and portions thereof through its date.

(c) No written or unwritten notice that any material Tax Return of the Company or the Subsidiary is currently under audit or examination has been received by the Company or the Subsidiary, and to the Knowledge of the Company, no Tax Returns of the Company or the Subsidiary are under audit or examination by any taxing authority. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been timely paid. No material issues relating to Taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later Taxable period. To the Knowledge of the Company, no Tax Return of the Company or the Subsidiary has ever been under audit or examination by the Internal Revenue Service or other relevant taxing authority. Neither the Company nor the Subsidiary have received any final assessments from the relevant Assessment Officer of the Israel Tax Commission.

(d) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any material Taxes has been executed or filed with any taxing authority. The Company and the Subsidiary have not requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(e) No material Tax Liens have been filed and no claims are being asserted in a writing received by the Company or the Subsidiary with respect to Taxes.

(f) Neither the Company nor the Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(g) Neither the Company nor the Subsidiary will be required to include in a Taxable period ending after the Closing Date items of Taxable income attributable to income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or for any other reason.

(h) The Company and the Subsidiary have complied in all material respects with all applicable statutes, laws, rules and regulations relating to the payment and withholding of Taxes and has within the time and manner prescribed by law, withheld from and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over.

(i) The Company and the Subsidiary have properly and in a timely manner made estimated material Tax payments or accrued reserves for such material Tax payments through the Closing Date.

2.10 Restrictions on Business Activities.
There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or the Subsidiary is a party or otherwise binding upon the Company or the Subsidiary which has or may reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or the Subsidiary or otherwise limiting the freedom of the Company or the Subsidiary to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor the Subsidiary has entered into any agreement under which the Company or the Subsidiary is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.11 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.
(a) Neither the Company nor the Subsidiary owns any real property, nor has it ever owned any real property. All current real property leases to which the Company or the Subsidiary is a party are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) except for any such default or event of default, if any, which does not materially interfere with the Company' or the Subsidiary's present use of the property subject to such lease.

(b) The Company and the Subsidiary have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in their respective business, free and clear of any Liens, except for Permitted Liens.

(c) Each material item of equipment (the "Equipment") owned or leased by the Company or the Subsidiary is (i) adequate for the conduct of the business of the Company or the Subsidiary as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(d) The Company and the Subsidiary have sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to their respective current and former customers (the "Customer Information"). No Person other than the Company or the Subsidiary possesses any claims or rights with respect to use of the Customer Information.

2.12 Intellectual Property.
(a) All patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, logos, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor, sui generis database rights, statistical models, technology, inventions, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, databases, technical documentation of such software programs, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials ("Intellectual Property") that are or have been used in (including, without limitation, in the development of) the Company's or the Subsidiary's business and/or in any product, technology or process
(i) currently being or formerly manufactured, published or marketed by the Company or the Subsidiary or (ii) currently under development for possible future manufacturing, publication, marketing or other use by the Company or the Subsidiary are hereinafter referred to as the "Company Intellectual Property."

(b) The Company Disclosure Schedule contains a true and complete list of the Company's and the Subsidiary's patents and patent applications, mask works, registered trademarks and trademark applications, trade names, registered service marks and service mark applications, Internet domain names and Internet domain name applications, and registered copyrights and copyright applications, and includes details of all due dates for further filings, maintenance, payments or other actions falling due in respect of Company Intellectual Property within twelve (12) months hereof. All of the Company's and the Subsidiary's patents, patent applications, registered trademarks, and trademark applications, and registered copyrights are in good standing with all fees and filings due as of the Closing Date duly made and the due dates specified in the Company Disclosure Schedule are accurate and complete.

(c) The Company Intellectual Property contains only those items and rights which are: (i) owned by the Company or the Subsidiary; (ii) in the public domain; or (iii) rightfully used by the Company or the Subsidiary pursuant to a valid and enforceable license or other similar agreement (the "Company Licensed Intellectual Property"). The Company or the Subsidiary have all rights in currently existing Company Intellectual Property necessary to carry out their respective current activities and their respective future activities to the extent such future activities are already planned in a written business plan (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to Company Licensed Intellectual Property, assign and sell, Company Intellectual Property.

(d) The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed in a written business plan for use, licensing or sale by the Company or the Subsidiary does not infringe on any rights in any patent, design right, trademark, trade name, service mark, mask work, trade dress, Internet domain name, copyright, database, statistical model, technology, invention, supplier list, trade secret, know-how, computer software program or application of any Person, anywhere in the world. No claims (i) challenging the validity, effectiveness or, other than with respect to Company Licensed Intellectual Property, ownership by the Company or the Subsidiary of any Company Intellectual Property, or
(ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed in a written business plan for use, licensing, sublicensing or sale by the Company or the Subsidiary or their respective agents or use by its customers infringes or will infringe on any intellectual property or other proprietary right of any Person, have been asserted or, to the Knowledge of the Company, are threatened by any Person. To the Knowledge of the Company all of the rights within Company Intellectual Property are enforceable and subsisting. To the Knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee, former employee or contract worker.

(e) All personnel, including employees, contract workers, agents, consultants and contractors, who have contributed to or participated in the conception and development of Company Intellectual Property on behalf of the Company or the Subsidiary, have executed nondisclosure agreements in the form attached to Section 2.12(e) of the Company Disclosure Schedule and either (i) have been a party to an enforceable "work-for-hire" or similar agreement with the Company or the Subsidiary in accordance with applicable national and state law that has accorded the Company or the Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or
(ii) have executed appropriate instruments of assignment in favor of the Company or the Subsidiary as assignee that have conveyed to the Company or the Subsidiary effective and exclusive ownership of all tangible and intangible property thereby arising. None of the Persons referred to on
Section 2.12(e) of the Company Disclosure Schedule as not having executed any of the foregoing agreements, whether or not expressly named thereon, have materially contributed to or participated in the conception or development of Company Intellectual Property.

(f) Neither the Company nor the Subsidiary is, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company or the Subsidiary be, in violation of any license, sublicense, agreement or instrument involving Intellectual Property to which the Company or the Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company's obligations hereunder, cause the diminution, termination or forfeiture of the Company's or the Subsidiary's rights in any Company Intellectual Property.

(g) Section 2.12(g) of the Company Disclosure Schedule contains a true and the complete list of all of the software programs sold by the Company or the Subsidiary (including all software programs embedded or incorporated in the Company's or the Subsidiary's products) (the "Company Software Programs"). The Company or the Subsidiary owns full and unencumbered right and good, valid and marketable title to such the Company Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

(h) The source code and system documentation relating to the Company Software Programs (i) have at all times been maintained in confidence,
(ii) have been disclosed by the Company or the Subsidiary only to employees or contract workers who have a "need to know" the contents thereof in connection with the performance of their duties to the Company or the Subsidiary and who have executed the nondisclosure agreements referred to in this Section 2.12, and (iii) have not been disclosed to any third party.

(i) Except as would not otherwise materially impair the Company's or the Subsidiary's ability to account for, enforce its rights under, make use of, understand or memorialize the Company Intellectual Property, the Company and the Subsidiary have taken all reasonable steps, in accordance with normal industry practice, to preserve and maintain notes and records relating to Company Intellectual Property to cause the same to be readily understood, identified and available.

(j) The Company Software Programs (i) have been designed to ensure Year 2000 compatibility, which consists of data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate and will operate in accordance with their specifications prior to, during and after the calendar Year 2000; and
(iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

(k) The Company Intellectual Property is free and clear of any and all Liens.

(l) Neither the Company nor the Subsidiary owes any royalties or other payments to third parties in respect of Company Intellectual Property. All royalties or other payments set forth in the Company Disclosure Schedule that have accrued prior to the Closing have been paid.

(m) The Company and the Subsidiary employ commercially reasonable measures to ensure that the Company Software Programs contain no "viruses." For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the foregoing contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

(n) The Company and the Subsidiary have implemented commercially reasonable steps for the physical and electronic protection of their respective information assets from unauthorized disclosure, use or modification. Section 2.12(n) of the Company Disclosure Schedule sets forth (i) each breach of security involving its information assets of which the Company is aware, (ii) its known consequences, and (iii) the steps the Company or the Subsidiary has taken to remedy such breach.

(o) As of the date hereof and as of the Closing Date, the Company in good faith intends to and expects that it will (i) use the "Joint Development" (as defined in the agreement dated as of March 31, 1999, between the Company and Internet Telecom Ltd.) only for proof of concept of the VIVID System, (ii) completely replace the "Joint Development" technology with the Company's internally developed technologies, (iii) have redesigned the gateway component of the VIVID System prior to September 30, 2000 to include and incorporate only the Company's internally developed technology and not any "Joint Development" of other technology licensed from third parties, and (iv) have redesigned all of the Company's cable modem products, including the cable modem component of the VIVID System, prior to September 30, 2000 to not include or incorporate any "Joint Development."

2.13 Company Contracts.
Set forth on Section 2.13 of the Company Disclosure Schedule is a list or description of each of the following to which the Company or the Subsidiary is a party as of the date hereof:

(a) any employment or consulting agreement, contract or commitment with an employee, contract worker or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a consulting firm or other similar organization;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any fidelity or surety bond or completion bond;

(d) any lease of Personal property having a value in excess of $10,000 individually or $50,000 in the aggregate;

(e) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $15,000 individually or $50,000 in the aggregate;

(f) any agreement, contract or commitment relating to the disposition or acquisition of a material amount of assets or any interest in any business enterprise outside the ordinary course of the Company's or the Subsidiary's business;

(g) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(h) any open purchase order or contract for the purchase of materials involving in excess of $30,000;

(i) any construction contracts;

(j) any dealer, distribution, joint marketing or development agreement;

(k) all arrangements and agreements with the Office of the Chief
Scientist, the Investment Center of the State of Israel, the BIRD
Foundation, or the Marketing Incentive Fund;

(l) except for standard "shrink-wrap" software license agreements, any license agreement or similar agreement pursuant to which the Company or the Subsidiary has the right to use any Company Licensed Intellectual Property;

(m) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other material agreement for use or distribution of the Company's or the Subsidiary's products, technology or services; or

(n) any other agreement, contract or commitment that involves $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.
Each of the Contracts listed or described on Section 2.13 of the Company Disclosure Schedule, and each Contract entered into after the date hereof that would have been required to be disclosed on Section 2.13 of the Company Disclosure Schedule if such Contract were entered into on or prior to the date hereof, is referred to as a "Company Contract" and collectively as the "Company Contracts." Each Company Contract is in full force and effect. Neither the Company nor the Subsidiary nor to the Knowledge of the Company and the Principal Sellers, any other party to a Company Contract, is in breach, violation or default under, and neither the Company nor the Subsidiary has received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company (for any or all of such breaches, violations or defaults, in the aggregate).

2.14 Interested Party Transactions.
No officer, director or, to the Knowledge of the Company and the Principal Sellers, Seller (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or the Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or the Subsidiary, any goods or services, or
(iii) a beneficial interest in any Contract to which the Company or the Subsidiary is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 2.14.

2.15 Governmental Authorization.
Each consent, license, permit, grant or other authorization
(i) pursuant to which the Company and the Subsidiary currently operates or holds any interest in any of their respective properties, or
(ii) which is required for the operation of the Company's and the Subsidiary's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company or the Subsidiary, other than such Company Authorizations the lack of which would not reasonably be expected to have a Material Adverse Effect on the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and the Subsidiary to operate or conduct their respective business as now being conducted and as currently proposed by the Company to be conducted or hold any interest in their respective properties or assets.

2.16 Litigation.
There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company and the Principal Sellers threatened, against the Company or the Subsidiary, their respective properties (tangible or intangible) or any of their respective officers or directors, nor to the Knowledge of the Company and the Principal Sellers is there any reasonable basis therefor. There is no investigation or other proceeding pending or to the Knowledge of the Company and the Principal Sellers threatened, against the Company or the Subsidiary, any of their respective properties (tangible or intangible) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company and the Principal Sellers is there any reasonable basis therefor. Neither the Company nor the Subsidiary has received any written or, to the Company's and the Principal Sellers' Knowledge, oral notice from any Governmental Entity that such Governmental Entity has at any time challenged or questioned the legal right of the Company or the Subsidiary to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

2.17 Accounts Receivable.

(a) A list of all accounts receivable of the Company and the Subsidiary as of March 31, 2000, together with a range of days elapsed since invoice, is attached to Section 2.17(a) of the Company Disclosure
Schedule.

(b) All of the Company's and the Subsidiary's accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with U.S. GAAP consistently applied, and, to the Knowledge of the Company and the Principal Sellers, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to March 8, 2000, as reflected on the books and records of the Company or the Subsidiary (which are prepared in accordance with U.S. GAAP). No Person has any Lien on any of the Company's or the Subsidiary's accounts receivable and, as of the date hereof, no written or, to the Company's and the Principal Sellers' Knowledge, oral request or agreement for deduction or discount has been made with respect to any of the Company's or the Subsidiary's accounts receivable.

2.18 Inventory.
The inventories shown on the Financials or thereafter acquired by the Company or the Subsidiary consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since December 31, 1999, the Company and the Subsidiary have continued to replenish inventories in a normal and customary manner consistent with past practices. Neither the Company nor the Subsidiary has received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products in the same manner that it has acquired such items in the past. The values at which inventories are carried reflect the inventory valuation policy of the Company and the Subsidiary, which is in accordance with U.S. GAAP. As of the date hereof, neither the Company nor the Subsidiary has any commitments to purchase inventory.

2.19 Minute Books.
The minutes of the Company made available to counsel for Purchaser are the only minutes of the Company and contain materially accurate records of all consents, approvals or ratifications of the Board of Directors (or committees thereof) of the Company and its shareholders for all transactions or actions that require such consent, approval or ratification.

2.20 Environmental Matters.
Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and the Subsidiary are in compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (ii) all past noncompliance of the Company or the Subsidiary with Environmental Laws or Environmental Permits have been resolved without any pending, ongoing or future obligation, cost or liability; (iii) neither the Company nor the Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or the Subsidiary, in violation of any Environmental Law; (iv) neither the Company nor the Subsidiary has received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or the Subsidiary is not in compliance with any Environmental Law, and, to the Company's Knowledge, there are no circumstances that may prevent or interfere with the Company's and the Subsidiary's compliance with any Environmental Law in the future; and (v) to the Company's Knowledge, no current or prior owner of any property leased or controlled by the Company or the Subsidiary has received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or the Subsidiary is not in compliance with any Environmental Law with respect to such property. For purposes of this Agreement, "Environmental Law" shall mean any statute, law, ordinance, rule or regulation and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof. "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law. "Hazardous Material" shall mean
(i) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

2.21 Brokers' and Finders' Fees; Third Party Expenses.
Except for fees payable to SG Cowen Securities Corporation ("Cowen") pursuant to an engagement letter dated November 2, 1999, a copy of which has been provided to Purchaser, neither the Company nor the Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.22 Employee Benefit Plan and Compensation.

(a) Apart from the provision of Managers' Insurance or Mivtachim Pension Funds to certain of the Company's or the Subsidiary's employees pursuant to the terms of their employment contracts with the Company which provide for payment to the employee upon retirement or death and secures a substantial portion of the severance pay, if any, to which the employee is legally entitled upon termination of employment under the Severance Pay Law 5723-1963 and except for the Company Option Plan, the Company does not maintain any employee pension benefit plans, employee welfare benefit plans, bonus, deferred compensation plans or arrangements, and other employee fringe benefit plans (all the foregoing being herein called "Benefit Plans") for the benefit of any officers or employees of the Company or the Subsidiary.

(b) The Subsidiary does not maintain any Benefits Plans which provide benefits which are materially greater than those provided to similarly situated employees at similar companies in Germany. A list of the Benefit Plans provided by the Subsidiary will be delivered prior to Closing.

(c) No employee of the Company or the Subsidiary will be entitled to severance benefits of any kind as a result of the transactions contemplated by this Agreement.

2.23 Employment Matters.

(a) Section 2.23(a) of the Company Disclosure Schedule contains a list of all salaried employees as of the date of this Agreement, and all consultants who have received more than $20,000 from the Company or the Subsidiary since January 1, 1999, and correctly reflects, in all material respects, their salaries, the date of their last salary increase, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment or retention and their positions. No employee has a termination notice period of longer than thirty (30) days. All consultants are terminable at will by the Company or the Subsidiary. The Company has delivered copies of all personal employment agreements between the Company or the Subsidiary and any of their respective officers and employees to Purchaser.

(b) Neither the Company nor the Subsidiary is a party to any collective bargaining contract or other contract with a labor union involving any of its employees except for those provisions of general agreements between the Federation of Labor Unions and the Coordination Bureau of Economic Organizations which may be applicable to certain classes of employees of the Company or the Subsidiary by virtue of Extension Orders.

(c) Other than the Personal employment agreements referred to in
Section 2.23(a), there are no employment, severance or similar agreements between the Company or the Subsidiary and any of their respective directors, officers, executives or employees which cannot be terminated by the Company or the Subsidiary upon four (4) weeks notice or less without giving rise to a claim for damages or compensation (except for statutory severance pay).

(d) As of the date hereof, there are no pending, or to the Knowledge of the Company and the Principal Sellers threatened, or reasonably anticipated, claims or actions outstanding against the Company or the Subsidiary by any Person who is now or has been an officer or material claim of any employee of the Company or the Subsidiary, and there have been no material disputes between the Company or the Subsidiary and any material number or category of employees.

(e) The Company and the Subsidiary have complied with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees and their terms and conditions of employment, including all applicable laws of foreign jurisdictions where the Company or the Subsidiary has employees, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

(f) The statutory and contractual overtime and severance pay due to employees of the Company and the Subsidiary as of December 31, 1999 is either funded or provided for on the Current Balance Sheet. No cause of action exists giving right to employees to any claim for compensation for overtime or on termination of employment beyond the statutory severance pay to which such employee is entitled and to the Knowledge of the Company and the Principal Sellers, no such claims will be made by any employee for payment of any compensation as a result of the change of control of the Company contemplated hereby.

(g) The Company and the Subsidiary have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

(h) Neither the Company nor the Subsidiary is liable for any material arrears of wages or any material taxes or any penalty for failure to comply with any of the foregoing.

(i) Neither the Company nor the Subsidiary is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

2.24 Insurance.
Section 2.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, contract workers, officers and directors of the Company or any affiliate. There is no claim by the Company or any affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company and the Principal Sellers have no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

2.25 Compliance with Laws.
The Company and the Subsidiary have complied with and are not in violation of any foreign, federal, state or local statute, law or regulation except when the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor the Subsidiary has received any notices of violation with respect to any such statute, law or regulation.

2.26 Export Control Laws.
The Company and the Subsidiary have conducted their respective export transactions in accordance with applicable provisions of United States, German and Israeli export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, Israel's Import Export Ordinance, the Supervision of Commodities and Services Law and relevant regulations and orders issued pursuant thereto and the European Union export laws and regulations, except for such violations which could not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, but subject to the exception set forth in the immediately preceding sentence:

(a) The Company and the Subsidiary have obtained all export licenses and other approvals required for its export of products, software and technologies from the United States, Germany and Israel and for any other place from which the Company or the Subsidiary exports any such products, software or technologies;

(b) The Company and the Subsidiary are in compliance with the terms of all applicable export licenses or other approvals;

(c) There are no pending or, to the Knowledge of the Company and the Principal Sellers, threatened claims against the Company or the Subsidiary with respect to such export licenses or other approvals; and

(d) No consents or approvals for the transfer of export licenses to Purchaser are required, or such consents and approvals can be obtained expeditiously without material cost.

2.27 Sales Order Backlog.
As of March 31, 2000, open sales orders accepted by the Company and the Subsidiary totaled $6,605,441. Section 2.27 of the Company
Disclosure Schedule lists all sales orders exceeding $2,000 per order, which have been accepted by the Company or the Subsidiary, and which were open as of March 31, 2000.

2.28 Grants, Incentives and Subsidies.
Correct copies of all applications submitted by the Company to the Investment Center for receipt of Approved Enterprise Status in accordance with the Encouragement of Capital Investments Law--1959 (the "Investment Law") and all letters of approvals, and supplements thereto, granted by the Investment Center have been provided to the Purchaser. Correct copies of all applications submitted by the Company to the Office of the Chief Scientist for receipt of research and development funding in accordance with the Law for the Encouragement of Industrial Research and Development--1984 (the "Research Law") and all letters of approval, and supplements thereto, granted by the Office of the Chief Scientist have been provided to the Purchaser. The Company is in compliance, in all material respects, with the terms and conditions of all of its grants, incentives and subsidies from the Government of the State of Israel or any agency thereof (the "Company Grants") and has duly fulfilled all the undertakings relating thereto, except where any such lack of compliance would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is unaware of the occurrence of any event which might lead to the annulment or material limitation of any of the Company Grants.

2.29 Bank Accounts, Letters of Credit and Powers of Attorney.
Section 2.29 of the Company Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company or the Subsidiary (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company or the Subsidiary (selling forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of the Company or the Subsidiary. The Sellers' Representative has heretofore delivered to Purchaser true, correct and complete copies of each letter of credit and each power of attorney described on Section 2.29 of the Company Disclosure Schedule.

2.30 Warranties; Indemnities.
Except for warranties and indemnities implied by law, neither the Company nor the Subsidiary has given any express written or, to the Company's and the Principal Sellers' Knowledge, oral warranties or indemnities relating to products or technology sold or services rendered by the Company or the Subsidiary.

2.31 Hart-Scott-Rodino Compliance.
The Company is a "foreign issuer" (as such term is defined in 16
C.F.R. Section 801.1(e)(2)(ii)). The Company and all entities controlled by the Company do not hold assets located in the United States of America having an aggregate book value of $15 million or more, and the Company and all entities controlled by the Company did not make aggregate sales in or into the United States of $25 million or more in the Company's most recent fiscal year. The term "controlled" as used in the preceding sentence shall have the meaning set forth in 16 C.F.R. 80l.l(b).

2.32 Complete Copies of Materials.
The Company has delivered or made available true and complete copies of each document (or summaries of same) referred to or delivered pursuant to this Agreement or the Company Disclosure Schedule.

                                  ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                                  THE SELLERS

Each Seller hereby represents and warrants, severally and not jointly, to Purchaser with respect to itself that on the date hereof and as of the Closing (other than the representations and warranties of each Seller as of a specified date, which will be true and correct as of such date) as though made at the Closing as follows:

3.1 Investment Intent.

(a) Such Seller understands that (i) the shares of Purchaser Common
Stock constituting the Initial Consideration and the Additional Consideration, if any, (collectively, the "Purchaser Shares") have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), nor qualified under the securities laws of any other jurisdiction, (ii) the Purchaser Shares cannot be resold unless they subsequently are registered under the Securities Act and qualified under applicable state securities laws or foreign securities laws, unless exemptions from such registration and qualification requirements are available, (iii) such Seller has no right to require such registration or qualification (except as contemplated hereby), and (iv) the certificates representing the shares of Purchaser Common Stock to be issued as Initial Consideration and Additional Consideration, if any, shall bear the legends as set forth in Section 1.11 hereof.

(b) The Purchaser Shares to be received by such Seller pursuant to this Agreement will be acquired for such Seller's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or foreign securities laws, and the Purchaser Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws or foreign securities laws.

(c) Such Seller is either:

   (i) an "accredited investor" as such term is defined in Rule 501 of Regulation D of the Securities Act;

   (ii) not an "accredited investor," but such Seller has substantial knowledge and experience in financial and business matters and is capable, without the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Purchaser Shares under this Agreement, and of evaluating the merits and risks of an investment in the Purchaser Shares; or

   (iii) not an "accredited investor," but such Seller has, through appropriate representation by a "purchaser representative" (as such term is used in the Securities
Act and Regulation D thereunder), substantial knowledge and experience in financial and business matters and is capable, with the use of a financial advisor, of utilizing and analyzing the information made available in connection with the acquisition of the Purchaser Shares under this Agreement, and of evaluating the merits and risks of an investment in the Purchaser Shares.

(d) Prior to the Closing, such Seller will provide Purchaser with such information concerning any prior investment experience, business or professional experience and other information as Purchaser may reasonably deem necessary to further evaluate the foregoing representations, including a customary investor questionnaire with reasonably acceptable answers thereon, as to such Seller's investor status.

(e) Such Seller has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Purchaser Shares.

(f) Such Seller is able to bear the economic risk of his investment in the Purchaser Shares for an indefinite period of time. The Purchaser Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and are subject to additional restrictions, including without limitation, rights of repurchase, rights of first refusal and restrictions on transfer as provided in this Agreement.

(g) Such Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Purchaser Shares, has had full access to such other information concerning Purchaser as such Seller has requested. If such Seller is not an "accredited investor," such Seller has received the Offering Circular (as defined below) and has read the Offering Circular prior to making a decision to invest in the Purchaser Shares.

(h) The name, address and shareholdings in the Company of such Seller as listed on Schedule A are true and correct in all material respects, and such address constitutes such Seller's principal address for the purpose of determining the applicability of any state, local or foreign securities laws.

3.2 Ownership of Seller's Shares.
Such Seller holds of record and owns beneficially Ordinary Shares set forth next to his name in Schedule A free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and any notification requirements under the HSR
Act), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is a not party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Seller is not a party to any voting trusts or agreements, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

3.3 Authority.

(a) If such Seller is not a natural Person, it warrants and represents with regard to itself that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller warrants and represents with regard to itself that it has full power and, if such Seller is an individual, capacity, and if such Seller is not a natural Person, authority, to execute, deliver and perform this Agreement and the transactions contemplated hereunder to be performed by it. If such Seller is not a natural Person, the execution, delivery and performance of this Agreement by such Seller has been duly authorized and approved by all necessary corporate or other action and no corporate or other proceedings on the part of such Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) If such Seller is not a natural Person, the execution, delivery and performance of this Agreement by such Seller and the consummation by it of the transactions contemplated hereunder do not, and will not, violate or conflict with any provision of the charter, by-laws or other organizational documents of such Seller. There is no liquidation payment or preference that is, or will be, due and owing to such Seller pursuant to the Memorandum of Association and Articles of Association of the Company in connection with the transactions contemplated hereby and the payment to such Seller of its ratable share of the Initial Consideration and the Additional Consideration, if any, in consideration for such Seller's Shares does not, and will not, violate or conflict with any provision of the Memorandum of Association and Articles of Association of the Company. The execution, delivery and performance of this Agreement by such Seller and the consummation by it of the transactions contemplated hereunder do not, and will not, (i) violate any law, rule, regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency applicable to such Seller or
(ii) require any consent, approval, authorization or permission of, or filing with or notification to any Governmental Entity except, in the case of (i), for violations which, individually or in the aggregate would not reasonably be expected to have a material adverse effect on such Seller's ability to consummate the transactions contemplated hereby, and except, in the case of (ii), any such consent, approval, authorization, permission, notice or filing which if not obtained or made by such Seller could not reasonably be expected to have a material adverse effect on such Seller's ability to consummate the transactions contemplated hereby and except, in the case of (i) and (ii), for (x) the Israeli Regulatory Approvals and (y) the filing by the Principal Sellers and Purchaser of a premerger notification and report form under the HSR Act.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Sellers, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Purchaser to the Company and the Sellers (the "Purchaser Disclosure Schedule") and dated as of the date hereof, that on the date hereof and as of the Closing (other than the representations and warranties of each Seller as of a specified date, which will be true and correct as of such date) as though made at the Closing as follows:

4.1 Organization, Standing and Power.
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Purchaser is duly qualified or licensed to do business and is in good standing as a foreign or licensed corporation in each jurisdiction in which it conducts its business, except where the failure to so qualify or be licensed would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.2 Authority.
Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, which constitutes all necessary corporate or other action on the part of Purchaser, and no further action is required on the part of Purchaser to authorize the Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3 No Conflict.
The execution and delivery by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, will not Conflict with (i) any provision of the Amended and Restated Certificate of Incorporation and bylaws of Purchaser, (ii) any Contract to which Purchaser or any of its properties or assets (including intangible assets), is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation which, to Purchaser's Knowledge, is applicable to Purchaser or any of its properties (tangible and intangible) or assets except, in the case of clauses (ii) or (iii) , to the extent any such Conflicts could not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Share Purchase or otherwise materially impair the ability of the parties hereto to perform their obligations under this Agreement.

4.4 Consents.
No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party including a party to any agreement with Purchaser (so as not to trigger any Conflict) is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the Israeli Regulatory Approvals, (iii) the filing by the Principal Sellers and Purchaser of a premerger notification and report form under the HSR Act, and (iv) any consent, waiver, approval, order or authorization the failure of which to obtain, and any registration, declaration or filing the failure of which to make, could not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Share Purchase or otherwise materially impair the ability of the parties hereto to perform their obligations under this Agreement.

4.5 SEC Reports; Financial Statements.

(a) Purchaser has made available to the Company a correct and complete copy of each form, report, schedule, registration statement and definitive proxy statement and other document filed by Purchaser with the Securities and Exchange Commission (the "SEC") on or after January 1, 1999 which are all the forms, reports and documents required to be filed by Purchaser with the SEC since January 1, 1999. All such required forms, reports, schedules, registration statements, definitive proxy statements and other documents (including those that Purchaser may file after the date hereof until the Closing) are referred to herein as the "Purchaser SEC Reports." The Purchaser SEC Reports (A) were or will be filed on a timely basis, (B) were or will be prepared in accordance and compliance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports, and (B) did not or will not at the time they were filed or are filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports
(i) complied or will comply as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with U.S. GAAP on a basis consistent throughout the periods involved and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and (iii) each fairly presents in all material respects the consolidated financial position of Purchaser and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Purchaser and its subsidiaries, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount. The audited balance sheet of Purchaser as of December 31, 1999 is referred to herein as the "Purchaser Balance Sheet."

4.6 Litigation.
There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of Purchaser threatened, against Purchaser, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of Purchaser is there any reasonable basis therefor. There is no investigation or other proceeding pending or to the Knowledge of Purchaser threatened, against Purchaser, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of Purchase is there any reasonable basis therefor. Purchaser has not received any written or, to Purchaser's Knowledge, oral notice from any Governmental Entity that such Governmental Entity has at any time challenged or questioned the legal right of Purchaser to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

4.7 Purchaser Common Stock.
The Purchaser Common Stock which constitutes the Initial Consideration and the Additional Consideration, if any, has been duly authorized, and upon consummation of the Share Purchase (in the case of the shares of Purchaser Common Stock constituting the Initial Consideration), or the satisfaction of the applicable condition entitling the Sellers to receive any payment of Additional Consideration (in the case of the shares of Purchaser Common Stock constituting any payment of Additional Consideration), will be validly issued, fully paid and nonassessable.

4.8 Brokers' and Finders' Fees.
Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.9 Capitalization: Options and Other Rights.
The authorized capital of Purchaser is consists of 40,000,000 shares of Purchaser Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (the "Purchaser Preferred Stock"). As of March 31, 2000, Purchaser had issued and outstanding 21,871,242 shares of Purchaser Common Stock. No shares of Purchaser Preferred Stock are issued and outstanding. Purchaser has reserved 5,589,697 shares of Purchaser Common Stock for issuance pursuant to Purchaser' 1998 Stock Incentive Plan (the "Purchaser Option Plan"), of which, as of February 29, 2000, 746,630 shares have been issued pursuant to option exercises or direct stock purchases, 3,795,750 shares are subject to outstanding, unexercised options, and 1,047,317 shares are available for future grant thereunder. All the shares of Purchaser Common Stock have been duly and validly authorized and issued and are fully paid and nonassessable and any share of Purchaser Common Stock when issued in accordance with the terms of the Purchaser Option Plan will be duly and validly authorized and issued and fully paid and nonassessable. Purchaser has no other capital stock authorized, issued or outstanding.

4.10 No Changes.
Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement, since the date of the Purchaser Balance Sheet, there has not been any event, change or development in the business, properties, financial condition or results of operations of the Purchaser and its Subsidiaries, taken as a whole, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser.

4.11 Intellectual Property.

(a) Other than as disclosed in the Purchaser SEC Reports, Purchaser and its subsidiaries have such ownership of or such rights by license or other agreement to use all Intellectual Property as are necessary to permit Purchaser and its subsidiaries to conduct their business as currently conducted (collectively, the "Purchaser Intellectual Property"), except where the failure to have such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

(b) To Purchaser's Knowledge and other than as disclosed in the Purchaser SEC Reports, the conduct of the business of Purchaser and its subsidiaries as currently conducted does not infringe upon the proprietary rights of any third party and there are no present or threatened infringements of the Purchaser Intellectual Property by any third party, except, in either case, for such infringements which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. Other than as disclosed in the Purchaser SEC Reports, there are no pending or, to Purchaser's Knowledge, threatened proceedings or litigation or other adverse claims by any Person against the use by Purchaser or its subsidiaries of any Purchaser Intellectual Property that is owned by Purchaser or its subsidiaries or, to the Purchaser's Knowledge, pending or threatened proceedings or litigation or other adverse claims by any Person against the use by Purchaser or its subsidiaries of any Purchaser Intellectual Property that is licensed to Purchaser or its subsidiaries.

4.12 Purchaser Employee Benefit Plans.
All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Purchaser or an affiliate are in material compliance with all applicable provisions of ERISA and the Code, and Purchaser and its affiliates do not have any liabilities or obligations with respect to employee benefit plans, arrangement, agreements or programs, whether or not accrued, contingent or otherwise, except (a) as previously disclosed in writing to the Company, (b) as disclosed in the Purchaser SEC Reports, and (c) for instances of noncompliance or liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

                                   ARTICLE V
                          CONDUCT PRIOR TO THE CLOSING

5.1 Conduct of Business of the Company.
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees, except to the extent that Purchaser shall otherwise consent in writing or by email, to carry on the business of the Company and the Subsidiary in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the material debts and material Taxes of the Company and the Subsidiary when due, to pay or perform, in the ordinary course of business, other material obligations when due, and, to the extent consistent with such business, use its reasonable best efforts consistent with past practice and policies to preserve intact the Company's and the Subsidiary's present business organizations, keep available the services of the Company's and the Subsidiary's present officers and key employees and preserve the Company's and the Subsidiary's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired in all material respects the Company's and the Subsidiary's goodwill and ongoing businesses at the Closing. Except as required by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, neither the Company nor the Subsidiary shall, without the prior written consent (which may be delivered by email) of Purchaser:

(a) enter into any commitment or transaction involving any expenditure (other than capital expenditures permitted by clause (b) and payments permitted by clause (q)) by the Company exceeding $100,000 individually or $750,000 in the aggregate in any calendar month;

(b) make or commit to make any capital expenditure exceeding $50,000 in the aggregate in any calendar month.

(c) except in the ordinary course of business consistent with past practices, (i) sell, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person (provided, that in no event shall the Company or the Subsidiary grant an exclusive license to any Company Intellectual Property), (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, (iv) or change pricing or royalties charged by the Company or the Subsidiary to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or the Subsidiary;

(d) except for non-exclusive Contracts in the ordinary course of business consistent with past practices, enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company or the Subsidiary;

(e) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Company Contracts set forth or described in the Company Disclosure Schedule;

(f) commence any litigation other than (i) against any party hereto in connection with the transactions contemplated by this Agreement, (ii) for the routine collection of debts, and (iii) where the Company reasonably and in good faith believes that it would be irreparably harmed if it were not to commence such litigation, or settle any material litigation;

(g) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Ordinary Shares, or split, combine or reclassify any Ordinary Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Ordinary Shares, or repurchase, redeem or otherwise acquire, directly or indirectly, any Ordinary Shares (or options, warrants or other rights exercisable therefor) except in accordance with the agreements existing on the date hereof and disclosed in the Company Disclosure Schedule or evidencing Company Options; provided, however, that (i) the Company may issue Ordinary Shares in exchange for and in cancellation of any unexercised Company Purchase Rights and (ii) in the event any Company Purchase Rights are exercised, the Company may declare, set aside and pay a dividend on, or otherwise make a distribution in respect of, or otherwise make a cash payment to the holders of, Ordinary Shares solely out of the amount by which the proceeds received by the Company in connection with such exercise of the Company Purchase Rights exceed the outstanding principal amount of any interim bridge financing provided to the Company by Purchaser together with accrued and unpaid interest thereon.

(h) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for
(i) Ordinary Shares issued upon exercise of Company Options outstanding on the date hereof, (ii) Ordinary Shares issued pursuant to agreements existing on the date hereof and disclosed in the Company Disclosure Schedule, (iii) Ordinary Shares issued in exchange for and in cancellation of any unexercised Company Purchase Rights, or (iv) or the issuance of no more than 20,000 Company Options per new non-executive level employee hire, each with an exercise price per share of not less than the fair market value of the Ordinary Shares at the time of the grant, to not more than five new non-executive level employee hires, and with each option being subject to the Company's or Purchaser's typical vesting schedule consistent with prior practices;

(i) cause or permit any amendments to its Memorandum of Association and Articles of Association of the Company;

(j) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

(k) except as allowed pursuant to Section 5.1(c) hereof, sell, lease, license or otherwise dispose of any of its properties or assets, except for properties or assets which are not Intellectual Property in the ordinary course of business and consistent with past practices;

(l) incur any indebtedness for borrowed money or guarantee any indebtedness or otherwise become liable for the debts or obligations of a third party or issue or sell any debt securities or guarantee any debt securities of others except for (i) trade payables incurred in the ordinary course of business consistent with past practices, and (ii) for short-term borrowings not exceeding $3.0 million in the aggregate outstanding at any time, which borrowings shall be prepayable at the option of the Company at any time without the payment of any penalty, premium or similar payment;

(m) grant any loans to others or purchase debt securities of others or amend the terms of any existing loan agreement except for (i) customer accounts receivable extended in the ordinary course of business consistent with past practices and (ii) amendments to the terms of any existing loan agreement to provide for any short-term borrowings permitted under clause (l);

(n) grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee or contract worker except as required by law or grants made pursuant to written agreements adopted on or prior to the date hereof and disclosed in the Company Disclosure Schedule;

(o) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee or contract worker, or increase the salaries or wage rates of its employees or contract workers, except
(i) as required by law, (ii) for payments made pursuant to written agreements adopted on or prior to the date hereof and disclosed in the Company Disclosure Schedule, (iii) agreements with new non-executive level employee hires entered into in the ordinary course of business consistent with past practices, (iv) for increases of the base salaries or base wage rates of not more than twenty percent (20%) of the non-executive level employees of the Company in an amount not to exceed ten percent (10%) of the base salary or base wage rate of any such non-executive level employee, and (v) for cash bonuses not to exceed $5,000 in the aggregate;

(p) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(q) except as disclosed in Section 5.1(q) of the Company Disclosure Schedule, pay, discharge or satisfy, in an amount in excess of $25,000 in any one case, or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practices;

(r) make or change any election in respect of material Taxes, adopt or change any accounting method in respect of Taxes (other than as required by U.S. GAAP), enter into any closing agreement, settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(s) enter into any strategic alliance or joint marketing arrangement or agreement, provided, that the Company may negotiate and pursue those non-exclusive agreements under negotiation by the Company as of the date of this Agreement and listed on Section 5.1(s) of the Company Disclosure Schedule to the extent that such agreements are materially consistent with the proposed terms thereof as set forth on Section 5.1(s) of the Company Disclosure Schedule;

(t) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Ordinary Shares;

(u) apply for a grant from the Office of the Chief Scientist or the Investment Center of the Israeli Ministry of Industry and Trade, or any other grant or subsidy from any other Government Entity or otherwise;

(v) hire or terminate any employees or contract workers, or encourage any employees or contract workers to resign from the Company or the Subsidiary, except in the ordinary course of business; or

(w) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(v) hereof, or any other action that would reasonably be expected to (x) prevent the Company from performing or cause the Company not to perform its covenants hereunder or
(y) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

5.2 No Solicitation.
Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company shall not (and the Company shall use its reasonable best efforts to prevent, as applicable, any of the Company's officers, directors, employees, contract workers, stockholders, agents, representatives or affiliates from), directly or indirectly, take any of the following actions with any party other than Purchaser and its designees:
(a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company's business, properties or technologies, or any material amount of the Ordinary Shares (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any Person concerning the Company's business, technologies or properties, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access,
(c) assist or cooperate with any Person to make any proposal to purchase all or any material part of the Ordinary Shares or assets of the Company, other than inventory in the ordinary course of business, or (d) enter into any agreement with any Person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Company or any of the Company's affiliates shall receive, prior to the Closing or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately notify Purchaser thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchaser may reasonably request . The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Purchaser shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the State of Israel having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.1 Access to Information.
The Company shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during the period prior to the Closing to (i) all of the Company's properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Purchaser may reasonably request, and
(iii) all employees and contract workers of the Company as identified by Purchaser. The Company agrees to provide to Purchaser and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Share Purchase in accordance with the terms and provisions hereof.

6.2 Confidentiality.
Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Confidential Information Non-Disclosure Agreement effective as of February 11, 2000 (the "Confidential Disclosure Agreement") among the Company and Purchaser.

6.3 Expenses.
Whether or not the Share Purchase is consummated, all fees and expenses incurred in connection with the Share Purchase including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided that, in the event the Share Purchase is consummated, Purchaser agrees to pay, or to cause the Company to pay, up to $2.0 million of fees payable to Cowen and up to $350,000 of such other documented Third Party Expenses incurred by the Company, and any Third Party Expenses incurred by the Company in excess of the foregoing amounts, shall be paid out of the Escrow Amount and shall not be limited by the Basket Amount. The Company shall provide Purchaser with a statement of an estimate of Third Party Expenses incurred by the Company three (3) business days prior to the Closing Date (the "Statement of Expenses").

6.4 Public Disclosure.
Neither party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Purchaser's obligation to comply with applicable securities laws.

6.5 Filings and Consents.
The Company shall obtain the consents, waivers and approvals listed in
Section 6.5 of the Company Disclosure Schedule so as to preserve all rights of, and benefits to, the Company thereunder from and after the Closing. Purchaser shall obtain the ISA Exemption.

6.6 Reasonable Efforts.
Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

6.7 Notification of Certain Matters.
The Company shall give prompt notice to Purchaser of, and Purchase shall give prompt notice to the Company of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Company or Purchaser as the case may be contained in this Agreement to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of the Company or Purchaser as the case may be to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or Purchaser as the case may be pursuant to this
Section 6.7, however, shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.8 Additional Documents and Further Assurances.
If, at any time after the Closing Date, Purchaser shall consider or be advised that any deeds, bills of sale, assignments or assurances or other documents or instruments or any other acts or things are reasonably necessary or proper (a) to vest, perfect or confirm, of record or otherwise, in Purchaser, its right to, and title or interest in, the Ordinary Shares or (b) otherwise to carry out the purposes of this Agreement, Purchaser shall so advise the Sellers' Representative in writing, and the Sellers thereupon shall execute and deliver all such deeds, bills of sale, assignments and assurances and other documents and instruments and do all such other acts and things reasonably necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under the Ordinary Shares, and otherwise to carry out the purposes of this Agreement. Purchaser shall, at the request of any of the other parties hereto, execute and deliver such other instruments and do and perform such other acts and things as may be necessary or proper for effecting completely the consummation of the Share Purchase and the transactions contemplated hereby.

6.9 Granting of Purchaser Options.

(a) At the Closing, Purchaser shall grant options (the "Purchaser Options") to purchase an aggregate of 200,000 shares of Purchaser Common Stock under the Purchaser Option Plan to selected key employees of the Company, including each of the Key Employees and Larry Rubin, as shall be agreed by Purchaser and the Company prior to the Closing Date, which options will be subject to Purchaser's standard terms and conditions, except that the Purchaser Options shall vest as follows: one fourth (1/4) shall vest on the first anniversary of the Closing Date, one forty-eighth (1/48) shall vest on the last day of each of the next twelve months after such first anniversary date, and one fourth (1/4) shall vest on each of the eighteen month and two year anniversaries of the Closing Date. The exercise price for the Purchaser Options shall be the closing price for the Purchaser Common Stock as quoted on the Nasdaq Stock Market on the date of grant. The number of Purchaser Options granted hereunder shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exchangeable for Purchaser Common Stock), reorganization, recapitalization or other like change with respect to Purchaser Common Stock occurring after the date hereof and prior to the Closing.

(b) Employees of the Company after the Closing will be eligible to receive additional options to purchase Purchaser Common Stock pursuant to existing option plans of Purchaser. The number, vesting and timing of grants of such options shall be based on criteria applied to other Purchaser employees.

(c) The Purchaser Common Stock to be issued upon the exercise of such Purchaser Options has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Purchaser Option Plan, will be duly and validly issued, fully paid, nonassessable, free of any liens or encumbrances (other than any liens or encumbrances created by the holder thereof) and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable Israeli and United States state and federal securities laws.

(d) Purchaser agrees to file and use its reasonable best efforts to have declared effective, no later than the date that is thirty (30) days after the Closing Date a registration statement on Form S-8 under the Securities Act covering the shares of Purchaser Common Stock issuable pursuant to the Purchaser Options.

6.10 Employee Benefit Plans.

(a) With respect to employees of the Company located in Israel ("Israeli Employees"), following the Closing, Purchaser shall maintain, until at least December 31, 2000 (the "Initial Period"), or cause to be maintained, those employee benefits currently maintained by the Company, including Managers' Insurance Policies, Mivtachim Pension Funds, Severance Pay Funds and Advanced Education Fund. ("Benefit Arrangements") provided to the Israeli Employees by the Company, as of the date hereof, with such changes thereto which do not, in the aggregate, materially impact and are no less favorable than the overall benefits conveyed under such Benefit Arrangements; provided that after the Initial Period the foregoing Benefit Arrangements shall remain in effect until such time as Purchaser shall implement employee Benefit Arrangements applicable to all Purchaser employees located in Israel at which time the Israeli Employees shall be provided such plans, programs and arrangements.

(b) Following the Closing, the employees of the Company other than Israeli Employees (the "Non-Israeli Employees") shall be provided with, until at least December 31, 2000, employee benefit plans or arrangements that are, in the aggregate, not less favorable than those provided to the Non-Israeli Employees as of the date hereof.

(c) With respect to each benefit plan, program practice, policy or arrangement maintained by Purchaser (the "Purchaser Plans") in which Non-Israeli Employees or Israeli Employees participate, for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), service with the Company shall be treated as service with Purchaser; provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Purchaser Plan shall waive pre-existing condition limitations to the same extent waived under the applicable plan of the Company. Non-Israeli Employees and Israeli Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plan.

6.11 Registration Rights.

(a) Subject to certain limitations set forth in the Registration Rights Agreement attached hereto as Exhibit D (the "Registration Rights Agreement"), Purchaser shall, at Purchaser's own expense, file, as soon as practicable, but in no event (except as provided below) later than ten
(10) days, after the later to occur of the Closing Date or the date upon which Purchaser's Quarterly Report on Form 10-Q for the most recent quarter ending prior to Closing Date is required to be filed, a registration statement on Form S-3 (the "Registration Statement") under the Securities Act to provide for the resale by the Sellers of the shares of Purchaser Common Stock constituting the Initial Consideration (including the Escrow Shares constituting a part of the Initial Consideration), and shall use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as reasonably practicable thereafter. Within thirty (30) days after the issuance of the First Milestone Shares and the Second Milestone Shares, if any, Purchaser shall either amend the Registration Statement or file an additional registration statement covering such First Milestone Shares or Second Milestone Shares, as applicable, under the Securities Act to provide for the resale by the Sellers of such First Milestone Shares or Second Milestone Shares, as applicable (including the Escrow Shares constituting a part thereof), and shall use its commercially reasonable efforts to cause such amended Registration Statement or additional registration statement to become effective as promptly as reasonably practicable thereafter. The rights and obligations of the Sellers and Purchaser in respect of the Registration Statement shall be as set forth in the Registration Rights Agreement.

(b) In the event that any Seller shall have failed to furnish to Purchaser such information regarding such Seller, the shares of Purchaser Common Stock held by such Seller, and the intended method of disposition of such securities as shall be required pursuant to the Securities Act and the rules and regulations thereunder to effect the registration of such shares held by such Seller, on or prior to the Closing Date or the date of issuance of the First Milestone Shares or Second Milestone Shares, if any, as applicable (provided, that Purchaser shall have requested such information from such Seller not later than fourteen (14) days prior to the Closing Date or such issuance date, as applicable), Purchaser shall be entitled, in its reasonable discretion, to (i) file the Registration Statement, amended Registration Statement or additional registration statement, as applicable, as set forth above without including any of the shares of Purchaser Common Stock held by such Seller, or (ii) defer the filing of the Registration Statement, amended Registration Statement or additional registration statement, as applicable, until the earlier to occur of the tenth day after such Seller shall have furnished such information or the thirtieth day after such Registration Statement is otherwise required to be filed pursuant to
Section 6.11(a) above. Notwithstanding anything herein or in the Registration Rights Agreement, in the event that all of the shares of Purchaser Common Stock issued to a Seller can be sold by such Seller in a single three month period in accordance with Rule 144 under the Securities Act, Purchaser shall have no obligation to cause the shares of Purchaser Common Stock held by such Seller to continue to be registered.

(c) Purchaser shall file and use its reasonable best efforts to have declared effective, a registration statement on Form S-8 for the shares of Purchaser Common Stock issuable with respect to the assumed Company Options no later than fifteen (15) days after the Closing Date.

6.12 Sellers' Tax Liability.
Each Seller shall prior to the Closing Date notify the Israeli Tax Authorities of this Agreement and shall be responsible for all of its own tax obligations deriving from the transactions contemplated in this Agreement.

6.13 Treatment as Reorganization.
No party hereto shall knowingly take any action, or knowingly fail to take any action, that would cause the Share Purchase not to constitute a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of
Section 1313(a) of the Code.

6.14 Office of the Chief Scientist.
Purchaser has been informed that the Company has financed its research and development in part, by way of funding granted by the Office of the Chief Scientist in Israel. Purchaser shall sign a standard undertaking towards the Office of the Chief Scientist to the effect that it shall cause the Company to comply with the statutory, regulatory and financial obligations to which the Company is obligated.

6.15 Nasdaq National Market Listing.
Purchaser shall file with the Nasdaq National Market a Notification
Form for Listing of Additional Shares with respect to the Purchaser Shares issuable in connection with the transactions contemplated hereby.

6.16 Transaction Agreements.
Each of the parties hereto agrees to use its reasonable best efforts to cause each of the Escrow Agreement and the Registration Rights
Agreement to be executed and delivered and in full force and effect as of the Closing.

6.17 Invention Assignment Agreements.
The Company shall use commercially reasonable efforts to cooperate with Purchaser and to encourage each of the employees of the Company to execute and deliver to Purchaser an Invention Assignment Agreement in the form attached hereto as Exhibit F-1 and an Electronic and Telephonic Communications System Policy Agreement in the form attached hereto as Exhibit F-2.

6.18 Offering Circular.

(a) As promptly as practicable after the execution of this Agreement, Purchaser shall prepare an offering circular which shall comply as to form and substance in all material respects with the applicable provisions of the Securities Act, any applicable Israeli or state securities laws, and all rules and regulations promulgated thereunder (the "Offering Circular"). Without limiting the generality of the foregoing, each of Purchaser and the Company shall, and shall cause its respective representatives to, fully cooperate with the other party and its respective representatives in the preparation of the Offering Circular, and shall, upon request, furnish the other party with all information concerning it and its affiliates, directors, officers and shareholders as the other party may reasonably request in connection with the preparation of the Offering Circular. At the request of Purchaser, the Company shall mail the Offering Circular to each holder of Ordinary Shares, Company Debentures and Company Purchase Rights and shall otherwise cooperate with Purchaser in connection with the preparation of the Offering Circular. Purchaser shall use reasonable efforts to take all necessary actions required under any applicable federal, foreign or state securities laws in connection with the issuance of Purchaser Common Stock pursuant to the Share Purchase, and the Company shall take all actions reasonably requested by Purchaser in connection therewith. The Offering Circular shall be delivered to the Other Shareholders with a copy of this Agreement and a Notice of Offer, in the form attached hereto as Exhibit I (the "Offer Notice"), to purchase Ordinary Shares pursuant to Section 341(a) of the Israeli Companies Law, 1999 (the "Companies Law"), to each Other Shareholder.

(b) The information supplied by the Company for inclusion in the Offering Circular shall not (i) at the time the Offering Circular is mailed to the Other Shareholders (the "Mailing Date")and (ii) at the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Closing any event or circumstance relating to the Company's or any of it's affiliates or its or their respective officers and directors should be discovered by the Company which should be set forth in an amendment or supplement to the Offering Circular, the Company shall promptly inform Purchaser of such event or circumstance.

(c) The information supplied by Purchaser for inclusion in the Offering Circular shall not (i) at the Mailing Date and (iii) at the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. If at any time prior to the Closing any event or circumstance relating to Purchaser's or any of its affiliates or its or their respective officers and directors should be discovered by Purchaser which should be set forth in an amendment or supplement to the Offering Circular, Purchaser shall promptly inform the Company of such event or circumstance.

6.19 Dissenting Shareholders.
The Company shall use its reasonable best efforts (which shall not require the payment of any additional consideration) to cause the holders of one hundred percent (100%) of the issued and outstanding Ordinary Shares, Company Debentures and Company Purchase Rights who did not execute this Agreement as a Seller on the date hereof to become signatories hereto and therefore "Sellers" hereunder. In the event that on the date that is fourteen (14) days after the Mailing Date the Sellers hold less than one hundred percent (100%) and more than ninety percent (90%) of the issued and outstanding Ordinary Shares, then upon the request of Purchaser the Company shall forward a notice to each Other Shareholder who did not execute this Agreement as a Seller (a "Dissenting Holder"), informing such Dissenting Holder of Purchaser's intention to require such Dissenting Holder to sell its Ordinary Shares to Purchaser, on the same terms and conditions as contained in this Agreement, pursuant to Section 341 of the Companies Law (the "Section 341 Notice"). In the event that within one month of receipt of the Section 341 Notice such Dissenting Holder has not applied to a court pursuant to Section 341(b) of the Companies Law (or, if a court, after such application, has found in favor of Purchaser), then Purchaser shall forward to the Sellers' Representative the consideration pursuant to this Agreement for the Dissenting Holder's Ordinary Shares (which consideration shall be subject to the legends described in Section 1.11, the transfer restrictions described in Section 1.12, the provision for Escrow Shares and indemnification described in Sections 1.1, 1.2 and Article VIII, and the other terms and conditions as are contained in this Agreement) and the Company shall immediately register Purchaser in the Company's shareholders register as the holder of those Ordinary Shares held by such Dissenting Holder. It is hereby agreed that in the event a Dissenting Holder files an application with a court pursuant to Section 341(b) of the Companies Law, the Sellers shall severally and not jointly indemnify Purchaser with respect to all costs and expenses incurred as a result of such application and shall do all such things as shall be reasonably necessary in order for Purchaser to successfully defend such application. The Company shall also use its reasonable best efforts (which shall not require the payment of any additional consideration) to cause each Dissenting Holder to deliver to Purchaser a letter containing representations and warranties in form and substance similar to the representations and warranties set forth in Article III hereof which, in the opinion of counsel to Purchaser, would satisfy the requirements of the Securities Act and any regulations promulgated thereunder in connection with the issuance of the Purchaser Shares to each Dissenting Holder.

6.20 Alternative Structure.
If the Sellers hereunder are holders of less than ninety percent (90%) of the issued and outstanding Ordinary Shares as of the date that is fourteen (14) days after the Mailing Date, the Company and Purchaser shall as soon as practicable thereafter restructure the acquisition of the Company by Purchaser as a merger under Part 8, Chapter 1 of the Companies Law, and enter into a mutually agreeable Agreement and Plan of Merger and Reorganization giving effect to the above structure and reflecting in all other respects the representations, warranties, covenants, tax treatment and agreements set forth herein, and shall also amend the Exhibits and Schedules hereto and the other agreements among the parties hereto entered into in connection herewith to reflect such restructuring. By signing this Agreement, each Seller irrevocably agrees to vote all of the Ordinary Shares held by such Seller in favor of such merger and the transactions contemplated by such Agreement and Plan of Merger and Reorganization. In the event that, in connection with any such restructuring, the Company's Board of Directors is required to recommend that the Company's shareholders approve and adopt such agreement and the merger contemplated thereby, the provisions of Section
5.2 hereof which are restated in such agreement shall be revised to the extent required to enable the Company's Board of Directors to comply with its fiduciary obligations under Israeli law.

6.21 Interim Financing.
At the request of the Company, Purchaser shall provide reasonable assistance (which shall not require Purchaser to guarantee or otherwise become contingently liable for the obligations of the Company) to the Company in obtaining short-term financing in an amount permitted by
Section 5.1 hereof from a bank or other financial institution on commercially reasonable terms. In the event that the Company is unsuccessful in obtaining such short-term financing, Purchaser agrees to provide the Company with interim non-convertible bridge financing in an amount permitted by Section 5.1 hereof on such arms'-length commercially reasonably terms as shall be mutually agreeable by Purchaser and the Company.

                                   ARTICLE VII
                                CLOSING CONDITIONS

7.1 Conditions to Obligations of Each Party to Effect the Share Purchase. The respective obligations of the Company and Purchaser to effect the Share Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Share Purchase illegal or otherwise prohibiting consummation of the Share Purchase.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

(c) ISA Exemption. Purchaser shall have received the ISA Exemption from the Israel Securities Authorization.

(d) HSR Act. The waiting period (and any extension thereof) applicable to the Share Purchase under the HSR Act shall have been terminated or shall have expired.

7.2 Conditions to the Obligations of Purchaser.
The obligation of Purchaser to effect the Share Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Sellers in this Agreement, other than (A) the representations and warranties of the Company and the Sellers as of a specified date, which will be true and correct in all respects as of such date, and (B) the representations and warranties of the Company and the Principal Sellers contained in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.10, 2.12, and 2.13 and the representations and warranties of the Sellers contained in Sections 3.1 and 3.2 (collectively, the "Special Representations"), shall be true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing as though such representations and warranties were made on and as of such time (except (x) for changes contemplated by this Agreement and (y) where the failures to be true and correct (without regard to any materiality, Material Adverse Effect or Knowledge qualifications contained therein), individually or in aggregate, have not had, and could not reasonably be expected to have (1) a Material Adverse Effect on the Company or (2) a material adverse effect on the ability of any Seller to consummate the transactions contemplated hereby), (ii) the Special Representations (other than the representations and warranties of the Company and the Sellers as of a specified date, which will be true and correct in all material respects as of such date) shall be true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of such time (except for changes contemplated by this Agreement) (for purposes of this Section 7.2(a)(ii), "material" shall be measured in relation to the value of the Company's outstanding equity), and (iii) the Company and each of the Sellers shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing and Purchaser shall have received a certificate, validly executed by the Chairman and the Chief Financial Officer of the Company and each of the Principal Sellers to such effect.

(b) Governmental Approvals. Approvals from any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) listed on Section 7.2(b) of the Company Disclosure Schedule shall have been timely obtained.

(c) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or credibly threatened, against Purchaser or the Company, their respective properties or any of their respective officers or directors, arising out of, or in any way connected with, the Share Purchase or the other transactions contemplated by the terms of this Agreement.

(d) Third Party Consents. Purchaser shall have received all consents, waivers, approvals, and assignments listed in Section 6.5 of the Company Disclosure Schedule.

(e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Purchaser's conduct or operation of the business of the Company following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(f) Resignation of Directors and Officers. Purchaser shall have received a written resignation from each of the directors of the Company effective as of the Closing. Purchaser shall have received from each of the officers of the Company, other than Larry Rubin and Gidon Tahan, written resignations in their capacities as officers, but not as employees, effective as of the Closing.

(g) Legal Opinion. Purchaser shall have received legal opinions from the Company's special domestic legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and the Company's Israeli legal counsel, Fischer, Behar, Chen & Co., each in a form reasonably acceptable to Purchaser, covering the matters set forth in Exhibits G-1 and G-2 attached hereto, respectively.

(h) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or would reasonably be expected to have a Material Adverse Effect on the Company since the date of this Agreement.

(i) Escrow Agreement. The Company, the Escrow Agent and the Sellers' Representative shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit E.

(j) Employment Agreements. (i) each Founder/Executive shall have entered into a Founder/Executive Employment and Non-Competition Agreement with the Company in the form attached as Exhibit A-2 hereto, (ii) each Key Employee shall have entered into an Employment and Non-Competition Agreement with the Company in the form attached as Exhibit A-3 hereto,
(iii) each Founder/Executive and Key Employee shall be employed by the Company as of the Closing, and (iv) no Founder/Executive or Key Employee shall have formally notified the Company of such Founder/Executive's or Key Employee's intention to terminate his employment with the Company following the Closing; provided, however, that any Key Employee that is an employee of the Subsidiary as of the date hereof shall enter into an Employment and Non-Competition Agreement with the Subsidiary in the form attached as Exhibit A-3 hereof with such changes and modifications as shall be required by German law and practice as shall be reasonably acceptable to Purchaser and the Company.

(k) Approval of the Office of the Chief Scientist. The Office of the Chief Scientist shall have approved the transactions contemplated hereby and, in addition, subject to Purchaser delivering the undertaking required pursuant to Section 6.14, shall not have notified Purchaser or the Company that (i) the amount of royalties to be paid to the Office of the Chief Scientist upon such transfer, will be more than five percent (5%) of revenues directly resulting from sales of those products which utilize such Intellectual Property; and (ii) the total aggregate payment which the Company shall be liable to pay the Office of the Chief Scientist will be more than one hundred percent (100%) of the aggregate amount of the funding previously provided to the Company by the Office of the Chief Scientist.

(l) Company Purchase Rights; Company Convertible Debentures

   (i) Each of the buyers that are party to those certain Purchase and Sale Agreements, dated as of April 20, 1999, June 29, 1999 and October 5,
1999, between such buyers and the Company shall have waived or exercised all their Company Purchase Rights and shall have delivered evidence reasonably satisfactory to Purchaser of such waivers or exercise, or the Company shall have certified to Purchaser that such Company Purchase
Rights shall have expired unexercised.

   (ii) The Company Convertible Debenture shall have been converted into Ordinary Shares in accordance with its terms, and the holder of the Company Convertible Debenture shall have (x) executed and delivered a signature page to this Agreement and become a Seller hereunder, (y) consented to the consideration to be received in respect of the Ordinary Shares issued upon conversion of the Company Convertible Debenture as set forth across from such Seller's name on Schedule A, and (z) agreed that such consideration shall be in full satisfaction of any rights that the holder of the Company Convertible Debenture may have thereunder to receive any Ordinary Shares from the Company or shares of Purchaser Common Stock from Purchaser in respect thereof.

(m) Company Option Plans. The Company's Board of Directors shall have passed resolutions (and taken any further action necessary under applicable law or as other reasonably requested by Purchaser)
(i) adjusting the rights of the Company Option Holders under the Company Option Plan and providing the number of shares of Purchaser Common Stock that will derive to the Company Option Holders for each option to purchase one Ordinary Share in the manner set forth in Section 1.3 and
(ii) terminating the Company's 1997 Share Option Plan. Each holder of Company Options shall have been provided with a Notice of Amendment and Substitution in the form attached hereto as Exhibit J.

(n) Securities Act Compliance. Purchaser shall reasonably be satisfied that there are no more than 35 Sellers and Other Shareholders who are not "accredited investors" on the Closing Date and that each Seller and Other Shareholder who is not an "accredited investor" shall, either alone or through appropriate representation by a "purchaser representative" (as such terms are used in the Securities Act and the rules and regulations promulgated thereunder), have such knowledge and experience in financial and business matters that such Seller or Other Shareholder is capable of evaluating the merits and risks of the prospective investment in the Purchaser Shares.

(o) Additional Sellers. Subject to Section 6.20 hereof, not less than ninety (90%) of the issued and outstanding Ordinary Shares shall be owned by the Sellers.

7.3 Conditions to Obligations of the Company and the Sellers.
The obligations of the Company and the Sellers to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Sellers:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser in this Agreement (other than the representations and warranties of Purchaser as of a specified date, which will be true and correct as of such date) shall be true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing as though such representations and warranties were made on and as of such time (except (x) for changes contemplated by this agreement and (y) where the failures to be true and correct (without regard to any materiality, Material Adverse Effect or knowledge qualifications contained therein), individually or in aggregate, have not had, and could not reasonably be expected to have a Material Adverse Effect on Purchaser), and (ii) Purchaser shall have complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing and the Company and the Sellers shall have received a certificate, validly executed by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

(b) Legal Opinion. The Company and the Sellers shall have received legal opinions from Purchaser's domestic legal counsel, Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, and Purchaser's Israeli legal counsel, Yigal, Arnon & Co., each in a form reasonably acceptable to Seller, covering the matters set forth in Exhibits H-1 and H-2 attached hereto, respectively.

(c) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect on Purchaser since the date of this Agreement.

(d) Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement in the form attached hereto as Exhibit E.

(e) Registration Rights Agreement. Purchaser shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit D.

(f) Tax Pre-Ruling.  The Sellers shall have received the Israeli Tax
Ruling.

(g) Tax Opinion. The Company shall have received a written opinion from its tax counsel, Deloitte & Touche LLP, which opinion the Sellers shall be permitted to rely upon, in form and substance reasonably satisfactory to the Company, to the effect that the Share Purchase will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if the counsel to the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Wilson Sonsini Goodrich & Rosati, Professional Corporation, as counsel to Purchaser, renders such opinion to the Company, which opinion the Sellers shall be permitted to rely upon. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

(h) Nasdaq Listing. The Shares of Purchaser Common Stock issuable in the Share Purchase shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

                                  ARTICLE VIII
                          SU RVIVAL OF REPRESENTATIONS
                             AND WARRANTIES; ESCROW

8.1 Survival of Representations, Warranties and Covenants.
The representations and warranties of the Company and the Principal Sellers contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate one year following the Closing Date; provided, however, that the representations and warranties of the Company and the Principal Sellers contained in
Section 2.2 and of the Sellers contained in Section 3.2 shall survive indefinitely, the representations and warranties of the Company and the Principal Sellers contained in Section 2.9 shall survive until the expiration of the applicable statute of limitations, and the representations and warranties of the Company and the Principal Sellers contained in Section 2.12 shall survive until the second anniversary of the Closing Date. The representations and warranties of Purchaser contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing; provided, however, that the representations and warranties of Purchaser contained in Section 4.7 shall survive indefinitely. The covenants and agreements of Purchaser and each Seller in this Agreement, the Escrow Agreement and the Registration Rights Agreement shall survive the Closing and shall be fully enforceable for the periods herein and therein indicated or where not indicated, indefinitely.

8.2 Indemnification.
The Sellers severally and not jointly agree to indemnify and hold Purchaser and its officers, directors and affiliates, including the Company after the Closing (the "Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense relating to such claim, loss, liability, damage, deficiency, cost or expense (hereinafter individually a "Loss" and collectively "Losses") incurred or suffered by the Indemnified Parties, or any of them (including the Company after the Closing), directly or indirectly, as a result of and for so long as such representations or obligations survive under the terms of this Agreement
(i) any breach or inaccuracy of a representation or warranty of the Company or such Seller contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement, and (ii) any failure by the Company or such Seller to perform or comply with any covenant applicable to them contained in this Agreement. The Principal Sellers further severally and not jointly agree to indemnify and hold the Indemnified Parties harmless against all Losses incurred or suffered by the Indemnified Parties, or any of them (including the Company after the Closing), directly or indirectly, in connection with the matters set forth in Section 2.16 of the Company Disclosure Schedule regarding the dispute involving the Company, Blenda S.A. and Megavision Video Industries (1994) Ltd. (such Losses being referred to herein as the "Blenda Losses"). The Sellers shall not have any right of contribution from the Company with respect to any Loss claimed by an Indemnified Party hereunder after the Closing. In no event shall any Seller be liable for more than its proportional share of the Escrow Fund, except to the extent provided in Section 8.3(a).

8.3 Escrow Arrangements.

(a) Escrow Fund. As soon as reasonably practicable after the Closing and the date of issuance of the First Milestone Shares and the Second Milestone Shares, as applicable, the Escrow Shares shall be registered in the name of, and be deposited with, State Street Bank and Trust Company of California, N.A., (or another institution selected by Purchaser with the reasonable consent of the Company and the Sellers' Representative) as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit E. As security for the indemnity provided for in Section 8.2 hereof and by virtue of this Agreement, the Sellers will be deemed to have received and deposited with the Escrow Agent the Escrow Fund without any act of any Seller. The Escrow Fund shall be available to compensate the Indemnified Parties, or any of them, for any claims by such Indemnified Parties for any Losses suffered or incurred by them; provided, however, that if the Escrow Period (as defined below) has terminated, and a claim for Losses is made with respect to (i) fraud,
(ii) knowing, intentional or willful breaches by the Company or the Sellers of their respective representations, warranties or covenants, or
(iii) breaches by the Company or the Sellers of their respective representations and warranties in Sections 2.2, 2.9, 2.12 and 3.2 hereof, the claim shall be made directly against the Sellers severally and not jointly pro rata in proportion to their interest in the Escrow Fund. In no event shall any Seller be personally liable to Purchaser for any amounts in excess of the value of the Purchaser Shares received by such Seller, which shares shall be valued at the Purchaser Stock Price, as adjusted for Net Taxes (as defined below) and brokerage fees actually paid by such Seller, except that personal liability for breaches of the representations and warranties set forth in Section 2.12 shall be limited to fifty percent (50%) of the value of the Purchaser Shares received by such Seller, which shares shall be valued at the Purchaser Stock Price, as adjusted for Net Taxes and brokerage fees actually paid by such Seller. "Net Taxes" shall consist of the taxes actually paid by such Seller in connection with the receipt of the Purchaser Shares hereunder, as adjusted for any tax benefits which are reasonably probable of being realized by such Seller as a result of such personal liability. Notwithstanding anything set forth herein to the contrary, the Founders' Escrow Shares shall be used solely to compensate the Indemnified Parties, or any of them, for any claims by such Indemnified Parties for any Blenda Losses suffered or incurred by them, and not for any other Losses, and be deemed not to constitute a part of the Escrow Fund for any other purpose. Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Share Purchase does not close. Purchaser may not receive any compensation for any Loss unless and until one or more Officer's Certificates (as defined below) identifying Losses in excess of $750,000 in the aggregate (the "Basket Amount") has or have been delivered to the Escrow Agent as provided in Section 8.3(d) hereof, in which case Purchaser shall be entitled to recover all Losses so identified. Notwithstanding the foregoing, Purchaser shall be entitled to receive payments out of the Escrow Fund for, and the Basket Amount shall not apply as a threshold to any and all claims or payments made with respect to breaches of the representations and warranties of the Company and the Sellers contained in Sections 2.2, 2.21 and 3.2 or with respect to any Blenda Losses.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., local time at the office of the Escrow Agent, on the first anniversary of the Closing Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Purchaser, subject to the objection of the Sellers' Representative and the subsequent arbitration of the matter in the manner provided in Section 8.3(f) hereof, is necessary to satisfy any then pending and unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such claims (the "Remaining Portion") to the Sellers' Representative for distribution to the Sellers in accordance with the column in Schedule A captioned "Percentage Interest in Escrow Fund."

(c) Protection of Escrow Fund; Distribution of Interest from Escrow
Fund.
   (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of the Escrow Agreement and not as the property of Purchaser and shall hold and dispose of the Escrow Fund only in accordance with the terms thereof.
   (ii) Any shares of Purchaser Common Stock or other equity securities issued or distributed by Purchaser (including shares issued upon a stock split) ("New Shares") in respect of Purchaser Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Purchaser Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Purchaser Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.
   (iii) Each Seller shall have voting rights with respect to the shares of Purchaser Common Stock contributed to the Escrow Fund by such Seller (and on any voting securities added to the Escrow Fund in respect of such shares of Purchaser Common Stock).

(d) Claims for Indemnification.

   (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer's Certificate (as defined below) and, subject to the provisions of Section 8.3(e) hereof, the Escrow Agent shall deliver to Purchaser out of the Escrow Fund, as promptly as practicable, Purchaser Common Stock held in the Escrow Fund equal to Losses specified in the Officer's Certificate. For purposes hereof, "Officer's Certificate" shall mean a certificate signed by any officer of
Purchaser: (a) stating that Purchaser has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Losses, and (b) specifying in reasonable detail (w) the individual items of Losses included in the amount so stated, (x) the date each such item was paid, incurred (y) properly accrued, or the basis for any anticipated liability, and (z) the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

   (ii) For the purposes of determining the number of shares of Purchaser Common Stock to be delivered to Purchaser out of the Escrow Fund as indemnity pursuant to Section 8.2 hereof, the shares of Purchaser Common Stock shall be valued at the Purchaser Stock Price.
(e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Sellers' Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Purchaser of any Escrow Amounts pursuant to Section 8.3(d) hereof unless and until the Escrow Agent shall have received written authorization from the Sellers' Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery from the Escrow Fund in accordance with
Section 8.3(d) hereof; provided, however, that no such payment or delivery may be made if the Sellers' Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(f) Resolution of Conflicts; Arbitration.

   (i) In case the Sellers' Representative shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses from the Escrow Fund within thirty (30) days after delivery of such Officer's Certificate, then the Sellers' Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers' Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

   (ii) If no such agreement referred to in (i) above, or as to the development of the VIVID System, in the case of any dispute pursuant to
Section 1.2, can be reached after good faith negotiation, either Purchaser or the Sellers' Representative may demand arbitration of the matter unless, in the case of any claim for indemnification pursuant to this Article VIII, the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Purchaser and the Sellers' Representative. In the event that within forty-five
(45) days after submission of any dispute to arbitration, Purchaser and the Sellers' Representative cannot mutually agree on one arbitrator, Purchaser and the Sellers' Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate, in the case of any claim for indemnification pursuant to this Article VIII, or as to the development of the VIVID System, in the case of any dispute pursuant to Section 1.2, shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

   (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be conducted in the English language and held in New York, New York, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. For purposes of Israeli Law, the provisions of this Section 8.3(f) shall be deemed a binding arbitration agreement in accordance with the Arbitration Law, 5728-1968. The arbitration provisions of paragraphs (ii) and (iii) of this Section 8.3(f) shall also apply to any dispute regarding the development of the VIVID System pursuant to Section 1.2.

(g) Third-Party Claims.
In the event Purchaser becomes aware of a third-party claim which Purchaser reasonably believes may result in a demand against the Escrow Fund, Purchaser shall notify the Sellers' Representative of such claim, and the Sellers' Representative shall be entitled on behalf of the Sellers, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Purchaser shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Sellers' Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Sellers' Representative has consented to any such settlement, the Sellers shall have no power or authority to object under any provision of this Article VIII to the amount of any claim by Purchaser against the Escrow Fund with respect to such settlement.

8.4 Sellers' Representative.

(a) Each of the Sellers hereby appoints Ofir Zemer its agent and attorney-in-fact with full power of substitution, as the Sellers' Representative for and on behalf of the Sellers, to give and receive notices and communications, to authorize payment to Purchaser of cash from the Escrow Fund in satisfaction of claims by Purchaser, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Sellers from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided, however, that the Sellers' Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Sellers' Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Sellers' Representative, and the Sellers' Representative shall not receive compensation for its services. Notices or communications to or from the Sellers' Representative shall constitute notice to or from the Sellers.

(b) The Sellers' Representative shall not be liable for any act done or omitted hereunder as the Sellers' Representative while acting in good faith. The Sellers on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Sellers' Representative and hold the Sellers' Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers' Representative and arising out of or in connection with the acceptance or administration of the Sellers' Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers' Representative. Except as set forth in
Section 8.4(d), after all claims for Losses by Purchaser set forth in Officer's Certificates delivered to the Escrow Agent and the Sellers' Representative has been satisfied, or reserved against, the Sellers' Representative, with the consent of the majority in interest in the Escrow Fund, may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the Sellers' Representative's representation hereby.

(c) A decision, act, consent or instruction of the Sellers' Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers; and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of the Sellers. The Escrow Agent and Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Representative.

(d) Subject to Purchaser's prior claims for indemnification against the Escrow Fund, the Sellers' Representative shall be entitled to receive payment for its reasonable and documented expenses therefrom, prior to any payments to the Sellers; provided, however, that notwithstanding the foregoing, the Sellers' Representative shall be entitled to receive up to $50,000 in the aggregate from the Escrow Fund as reimbursement for such expenses prior to any payments to Purchaser or the Sellers.

8.5 Maximum Payments; Remedy.
Notwithstanding anything to the contrary set forth in this Article
VIII or elsewhere in this Agreement, if the Share Purchase is consummated the maximum amount the Indemnified Parties may recover from the Sellers pursuant to the indemnity obligations set forth in Section 8.2 hereof shall be limited to the amount in the Escrow Fund; provided, however, that such limitation shall not apply with respect to (i) fraud,
(ii) knowing, intentional or willful breaches by the Company or the Sellers of their respective representations, warranties or covenants, or
(iii) breaches by the Company or the Sellers of their respective representations and warranties in Sections 2.2, 2.9, 2,12 and 3.2 hereof, as provided in Section 8.3(a).

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

9.1 Termination.
Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Share Purchase abandoned at any time prior to the
Closing:

(a) by mutual agreement of the Company and Purchaser;

(b) by Purchaser or the Company if the Closing Date shall not have occurred by July 17, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Purchase to occur on or before such date and such action or failure to act constitutes breach of this Agreement; and provided, further, that in the event that the acquisition of the Company shall be restructured pursuant to Section 6.20, the Agreement and Plan of Merger and Reorganization to be entered into by the parties in connection therewith shall extend this date by such period as Purchaser and the Company shall mutually agree shall be reasonably required to consummate such merger.

(c) by Purchaser or the Company if there shall be a final non-appealable order of a federal, foreign or state court of competent jurisdiction in effect preventing consummation of the Share Purchase, which would make consummation of the Closing illegal (provided that the party seeking to terminate pursuant to this Section 9.1(c) shall used its reasonable best efforts to have any such order, decree, ruling or other action vacated, overturned or lifted);

(d) by Purchaser or the Company if, after the date of this Agreement, there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Share Purchase by any Governmental Entity, which would: (i) prohibit Purchaser's ownership or operation of any portion of the business of the Company, (ii) make consummation of the Closing illegal, or (iii) compel Purchaser or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Purchaser as a result of the Share Purchase;

(e) by Purchaser if there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination.
In the event of termination of this Agreement as provided in
Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 6.2, 6.3 and
6.4 hereof, Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment.
This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. For purposes of this Section 9.3, the Sellers agree that any amendment of this Agreement signed by the Sellers' Representative shall be binding upon and effective against the Sellers whether or not they have signed such amendment.

9.4 Extension; Waiver.
At any time prior to the Closing, Purchaser, on the one hand, and the Company, on the other hand, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Sellers agree that any extension or waiver signed by the Sellers' Representative shall be binding upon and effective against all Sellers whether or not they have signed such extension or waiver.

                                   ARTICLE X
                               GENERAL PROVISIONS

10.1 Notices.
All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Purchaser, to:

   Com21, Inc.
   750 Tasman Drive
   Milpitas, CA 95053
   Attn:  David Robertson, Chief Financial Officer
   Facsimile No.: (408) 953-9110

   with copies (which shall not constitute notice) to:

   Wilson Sonsini Goodrich & Rosati
   One Market
   Spear Street Tower
   San Francisco, CA 94105
   Attention:  Michael S. Dorf, Esq.
   Facsimile No.: (415) 947-2099

   and

   Yigal Arnon & Co.
   22 Rivlin Street
   Jerusalem 91000 Israel
   Attention:  Barry Levenfeld
   Facsimile No.: 972-2-623-9236

(b) if to the Company, to:

   GADline, Ltd.
   Beit Rokar
   Har Hotzvim
   P.O. Box 45138
   Jerusalem 91450 Israel
   Attention:  Gidon Tahan
   Facsimile No.: 972-2-586-7590

   with copies (which shall not constitute notice) to:

   Skadden, Arps, Slate, Meagher & Flom LLP
   One Beacon Street
   Boston, MA 02108
   Attention:  Louis A. Goodman, Esq.
   Facsimile No.: (617) 573-4822

   and

   Fischer, Behar, Chen & Co.
   3 Daniel Frisch Street
   Tel Aviv 64731 Israel
   Attention:  Elliot Dater, Adv.
   Facsimile No.: 972-3-609-1116

(c) If to any Seller, to such Seller's address as set forth on the signature pages hereof.

(d) If to the Sellers' Representative, to:

   Ofir Zemer
   2/318, Salameh Street
   Tel Aviv 68111
   Israel

10.2 Interpretation.
The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "foreign" and "domestic" when used herein shall be deemed a reference to a country outside the United States and the United States, respectively.

10.3 Counterparts.
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Assignment.
This Agreement, the Exhibits and Schedules hereto, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and
(ii) shall not be assigned by operation of law or otherwise, except that Purchaser may assign its rights and delegate its obligations hereunder to a direct wholly-owned subsidiary as long as (x) Purchaser remains ultimately liable for all of Purchaser's obligations hereunder and (y) such assignment and delegation shall not cause the Share Purchase not to constitute a reorganization within the meaning of Section 368(a) of the Code.

10.5 Severability.
In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies.
Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Binding Effect.
This Agreement shall be binding upon Purchaser, the Company, the Sellers' Representative and each Seller party hereto upon execution of this Agreement by such party, regardless of whether this Agreement shall be executed and delivered by any other Seller.

10.8 Governing Law; Arbitration.
This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York except to the extent that the domestic laws of the State of Israel require that such laws be applied to the mechanics and procedures of the transactions contemplated hereby. Except as otherwise set forth herein, all claims between the parties hereto regarding the subject matter of this Agreement shall be finally settled by a board of three (3) arbitrators under the rules then in effect of the American Arbitration Association. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be conducted in the English language and held in New York, New York. Any arbitration award shall be based on and accompanied by findings of fact and conclusions of law and shall be conclusive as to the facts so found. Each party shall be responsible for its respective costs incurred in arbitration, except that costs and fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by the parties. For purposes of Israeli Law, the provisions of this Section 10.8 shall be deemed a binding arbitration agreement in accordance with the Arbitration Law, 5728-1968.

10.9 Rules of Construction.
This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

                [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Purchaser, the Company, the Sellers and the Sellers' Representative have caused this Agreement to be signed, all as of the date first written above.

   COM21, INC.                                 GADLINE, LTD.

   By: ___________________                       By: ___________________

   Name: _________________                       Name: _________________

   Title: ________________                       Title: ________________


                                               SELLERS' REPRESENTATIVE:

                                               _________________________
                                               OFIR ZEMER










                [SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

                                          SELLERS:

                                   _____  ___________________________________
                                          [Name]
                                          [Address]

                                          By initialing the appropriate line
                                          set forth below, such Seller
                                          represents and warrants that such
                                          Seller is:

                                   _____  an "accredited investor" as such term
                                          is defined in Rule 501 of Regulation
                                          D of the Securities Act.

                                   _____  not an "accredited investor," but
                                          such Seller has substantial knowledge
                                          and experience in financial and
                                          business matters and is capable,
                                          without the use of a financial
                                          advisor, of utilizing and analyzing
                                          the information made available in
                                          connection with the acquisition of
                                          the Purchaser Shares under this
                                          Agreement, and of evaluating the
                                          merits and risks of an investment in
                                          the Purchaser Shares.

                                   _____  not an "accredited investor," but
                                          such Seller has, through appropriate
                                          representation by _________________,
                                          as such Seller's "purchaser
                                          representative" (as such terms used
                                          in the Securities Act and Regulation
                                          D thereunder), substantial knowledge
                                          and experience in financial and
                                          business matters and is capable, with
                                          the use of a financial advisor, of
                                          utilizing and analyzing the
                                          information made available in
                                          connection with the acquisition of
                                          the Purchaser Shares under this
                                          Agreement, and of evaluating the
                                          merits and risks of an investment in
                                          the Purchaser Shares.


                [SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]